CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Maximum aggregate offering price (1)	Amount of registration fee (1)
Senior Notes due 2026	$2,300,000,000	$286,350
Guarantees for the Senior Notes due 2026	(2)	(2)

(1)	Calculated in accordance with Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 457(n) under the Securities Act, no registration fee is required with respect to the guarantees.

Filed Pursuant to Rule 424(b)(2)
Registration File No. 333-222762

PROSPECTUS

Western Digital Corporation

$2,300,000,000 4.750% Senior Notes due 2026

Issue Price 100%

Interest payable February 15 and August 15, beginning on August 15, 2018.

We are offering $2,300,000,000 aggregate principal amount of 4.750% Senior Notes due 2026 (the “notes”). The notes will mature on February 15, 2026. Interest will accrue on the notes from February 13, 2018 and the first interest payment date will be August 15, 2018. We intend to use the net proceeds of the offering, together with available cash on hand, to fund the purchase of all of our currently outstanding 10.500% senior unsecured notes due 2024 (the “2024 Unsecured Notes)” in the 2024 Tender Offer (as defined herein) and, if the 2024 Tender Offer is not consummated or if we purchase less than all of the outstanding 2024 Unsecured Notes in the 2024 Tender Offer, to fund the redemption of any 2024 Unsecured Notes that remain outstanding, in each case, including all accrued interest, related premiums, fees and expenses, although we have no legal obligation to do so and the selection of any particular redemption date is in our discretion. See “Use of Proceeds.”

The notes will be redeemable at our option, in whole or in part, at any time and from time to time at the applicable redemption prices specified under “Description of Notes—Optional Redemption” plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

If we experience certain change of control triggering events, we may be required to offer to purchase the notes at 101% of their aggregate principal amount plus accrued and unpaid interest, if any, to the date of purchase.

Initially, the notes will be guaranteed, jointly and severally, on a senior basis by certain of our subsidiaries that are guarantors under our senior credit facilities. Under certain circumstances, subsidiary guarantors may be released from their guarantees without the consent of the holders of the notes.

The notes and the related guarantees will be our senior obligations, will rank equally in right of payment with all of our present and future senior indebtedness and will rank senior in right of payment to all of our present and future subordinated indebtedness. The notes and related guarantees will be effectively subordinated to all of our present and future secured indebtedness (to the extent of the value of the assets securing such indebtedness), including any obligations under our 7.375% senior secured notes due 2023 (the “2023 Secured Notes”) that remain outstanding after giving effect to the Refinancing Transactions (as defined herein) and the Credit Facilities (as defined herein). The notes will be structurally subordinated to all present and future indebtedness and all other liabilities of our subsidiaries that do not guarantee the notes.

We have not applied, and do not intend to apply, for the listing of the notes on any exchange or automated dealer quotation system. Currently, there is no public market for the notes.

Investing in the notes involves risks. See “Risk Factors” beginning on page 16 of this prospectus.

	Per note	Notes total
Public Offering Price (1)	100.0000%	$2,300,000,000
Underwriting Discounts and Commissions	0.6881%	$15,826,300
Proceeds to Western Digital Corporation (before expenses) (1)	99.3119%	$2,284,173,700

(1)	Plus accrued interest, if any, from February 13, 2018.

We expect to deliver the notes to purchasers on or about February 13, 2018, only in book-entry form through the facilities of The Depository Trust Company.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

BofA Merrill Lynch		J.P. Morgan
Mizuho Securities	RBC Capital Markets	Wells Fargo Securities
Citigroup	HSBC	MUFG
SMBC Nikko	SunTrust Robinson Humphrey	TD Securities

Co-Managers
BBVA	BNP PARIBAS	Scotiabank

The date of this prospectus is January 30, 2018.

You may rely only on the information contained or incorporated by reference in this prospectus and in any related free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and the underwriters have not, authorized any other person to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus or in any related free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and any related free writing prospectus prepared by or on behalf of us or to which we have referred you does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction in which such offer or solicitation is unlawful. You should assume that the information contained in this prospectus is accurate only as of the date hereof, and that any information incorporated by reference in this prospectus is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUMMARY

The following is a summary of selected information contained elsewhere or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before making an investment in the notes, and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere or incorporated by reference in this prospectus. You should carefully consider all of the information contained in and incorporated by reference in this prospectus, including the information set forth under the heading “Risk Factors,” the financial statements, and the notes to the financial statements, included elsewhere or incorporated by reference in this prospectus, before deciding to invest in the notes. Unless otherwise stated, or the context otherwise requires, as used herein, the terms “we,” “us,” “our,” the “Company,” “WDC” and “Western Digital” refer to Western Digital Corporation and its subsidiaries.

Our Business

Western Digital Corporation (“Western Digital” or the “Company”) is a leading developer, manufacturer, and provider of data storage devices and solutions that address the evolving needs of the information technology industry and the infrastructure that enables the proliferation of data in virtually every other industry. Our broad portfolio of technology and products address the following key markets: Client Devices; Data Center Devices and Solutions; and Client Solutions. We also generate license and royalty revenue related to our intellectual property (“IP”) which is included in each of these three categories.

We have a rich heritage of innovation and operational excellence, a wide range of IP assets and broad research and development capabilities. The growth and the value of data continues unabated which in turn is rapidly evolving the landscape of storage markets we serve. We estimate that on a worldwide basis, the rate at which data is stored will likely increase 400% by the year 2020. We are transforming ourselves to address this growth by providing the broadest range of storage technologies, deep product portfolio and global reach in the industry. Founded in 1970 in Santa Ana, California, and now headquartered in San Jose, California, Western Digital has one of the technology industry’s most valuable patent portfolios with more than 14,000 patents awarded worldwide. Since 2009, we have been a Standard & Poor’s 500 company.

Built on decades of expertise in developing leading technology and components, we are enabling enterprises to collect virtually limitless data and helping cloud providers build more powerful, cost effective and efficient data centers. We have relationships with the full range of original equipment manufacturers (“OEM”) and data center customers currently addressing storage opportunities, such as storage subsystem suppliers, major server OEMs, Internet and social media infrastructure players, and personal computer and Mac™ OEMs. We have also built strong consumer brands by providing people with effective tools to manage fast-accumulating libraries of personal content. We market our products primarily under the HGST, SanDisk and WD brands, and our products are sold through distribution, retail and direct channels worldwide. We are a vertically integrated company with deep capabilities to transform disk drive and NAND-flash components into products and solutions in our broad portfolio. We operate a series of joint ventures in Yokkaichi, Japan, that provides us industry leading NAND-flash technology for use in our solid-state offerings.

We believe we are well positioned to capitalize on the ongoing expansion in digital content generation and management. These trends are linked directly to commercial enterprises’ and consumers’ increasingly ubiquitous experience with data and the increasing value of that data. The continued growth of data and the value creation of this data are driving the need for the long-term retention of as much data as possible. The ways in which people and organizations are creating and using data are changing and the amount of data considered useful to store is expanding. Increasingly, more and more digital content is being stored and managed in a cloud environment on both hard disk drives (“HDDs”) and solid state drives (“SSDs”), and we believe we are well positioned to continue to play a role in this transition. With a focus on innovation and user value creation, our goal is to grow through continued strong execution and with targeted investments in data center infrastructure, mobility and the cloud.

We operate in the data storage and data management industry. Our devices and solutions are made using either rotating magnetic or NAND-flash technologies that together provide a broad range of reliability, performance, storage capacity and data retention capabilities to our customers. With increasing ability to capture and create meaning and value from data, we believe our customers view insights gained from data analytics as one of their most important assets. In a connected global marketplace, there is a proliferation in the methods by and the rates at which content is generated, consumed and stored by end users. When combined with fast global networks, these trends create tremendous need for cost effective, high-performance and/or high-capacity storage solutions in mobile, computing and consumer electronic devices, as well as in a wide range of storage systems, servers and data centers.

The storage industry is increasingly utilizing tiered architectures with HDDs, SSDs and other NAND-flash storage devices to address an expanding set of uses and applications. The growth in computing complexity, cloud computing applications, connected mobile devices and Internet connected products in the world continues unabated, creating the need for greater volumes of digital content to be stored, which in turn, drives a proliferation of data storage form factors. In addition, we monitor the advantages, disadvantages and advances of the full array of storage technologies, and review these with our customers on an ongoing basis to ensure we are appropriately resourced to meet our customers’ storage needs. Storage solutions that hold large amounts of data are a key enabler of the trends seen in the evolution of a data driven economy, underpinned by the proliferation of digital content creation, consumption and monetization.

We are a market and customer driven company, focused on growth, innovation and value creation for our customers, employees and stockholders. We develop deep and collaborative relationships with our customers with a goal of enabling their continued success, an approach that has made us a trusted advisor and market maker in our served markets. As our portfolio of storage solutions expands further, we believe our customer engagement approach is one of the key factors that will help us continue to achieve strong financial performance over the long term. We believe that our product platform is broad-based and compelling, and our unique competitive advantages with growth drivers will continue to provide us the opportunity to expand our value-creation model within an evolving, changing and growing storage ecosystem.

Recent Developments

Repricing of U.S. Dollar-Denominated Term B Loans

On November 8, 2017, we priced $2.963 billion of new U.S. dollar-denominated term B-3 loans at an interest rate of LIBOR + 2.00% (reducing the 0.75% LIBOR floor to a 0.00% LIBOR floor) (the “U.S. Dollar TLB Repricing”), which was 75 basis points lower than our previous term B-2 loans issued in March 2017.

Prepayment of Euro Term Loan B-2

On November 17, 2017, we made a voluntary prepayment for the full principal amount of our Euro-denominated term B-2 loans (“Euro Term Loan B-2”) using available cash on hand (the “Euro TLB Prepayment”). See “Capitalization”.

Increase of Revolving Credit Facility

On November 29, 2017, we increased the size of our $1.0 billion revolving credit facility under our senior credit facilities (the “Revolving Credit Facility”) by $500.0 million (the “RCF Increase”), and, as a result of the RCF Increase, we currently have availability under the Revolving Credit Facility of $1.5 billion. See “Capitalization.”

Increase and Extension of Term Loan A and the Revolving Credit Facility and Credit Agreement Amendments

In connection with this offering, we expect to increase the size of our $4.07 billion Term Loan A currently maturing in 2021 (the “Term Loan A”) by up to $1.0 billion (as may be increased by up to an additional $1.0 billion if the full amount of the Convertible Notes Offering (as defined below) is not completed) (the “TLA Increase”) and to extend the maturity of the entire tranche of the Term Loan A by approximately 2 years to 2023. After the quarterly principal payment of $51 million made on December 29, 2017, and after the TLA Increase, we will have $5.02 billion (or if the entire amount of the TLA Increase is effected, up to $6.02 billion) outstanding under the Term Loan A with a maturity date of 2023. We intend to use the net proceeds therefrom, together with the net proceeds from the Convertible Notes Offering and available cash on hand, to redeem all of our 2023 Secured Notes currently outstanding and to pay accrued interest, related premiums, fees and expenses. We cannot assure you that the TLA Increase will be completed for the full increase amount anticipated on terms more favorable to us than the existing Term Loan A, or at all. In addition, the timing of the TLA Increase may occur after the closing of this offering and could be delayed or suspended. If the closing of the TLA Increase is not completed, or if we increase the Term Loan A by a lower amount than currently anticipated, we may not redeem all or any of our 2023 Secured Notes currently outstanding.

In connection with this offering and the TLA Increase, we also expect to extend the maturity of our existing Revolving Credit Facility by approximately 2 years to a maturity date of 2023.

In addition, we expect to seek amendments to the Credit Facilities to, among other things, provide for more covenant flexibility, a decrease in the interest rate applicable to the Term Loan A and/or Revolving Credit Facility and a release of the security and guarantees under certain circumstances.

Convertible Notes Offering

Concurrently with this offering, we are proposing to offer $1.0 billion aggregate principal amount of convertible senior notes due 2024 (the “Convertible Notes Offering”). The Convertible Notes Offering is being made by means of a separate offering memorandum and not by means of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities being offered in the Convertible Notes Offering.

The Convertible Notes Offering and this offering are being conducted as separate offerings. Neither offering is contingent upon the other. We intend to use the net proceeds of the Convertible Notes Offering, together with the net proceeds from the proposed TLA Increase and available cash on hand, to redeem any or all of our 2023 Secured Notes currently outstanding and to pay accrued interest, related premiums, fees and expenses. We cannot assure you that the Convertible Notes Offering will be completed on the terms described herein, or at all. If the proposed timing of the Convertible Notes Offering is delayed, or if we offer an aggregate principal amount of convertible notes pursuant to the Convertible Notes Offering in a lesser amount than currently anticipated, we may not redeem all or any of our 2023 Secured Notes currently outstanding.

Tender Offer for 2024 Unsecured Notes

As of September 29, 2017, the outstanding aggregate principal amount of our 2024 Unsecured Notes was $3,350.0 million. Concurrently with this offering, we expect to commence a cash tender offer (the “2024 Tender Offer”) to purchase any and all of our outstanding 2024 Unsecured Notes. Holders of 2024 Unsecured Notes will receive $1,137.25 (the “Tender Price”) and accrued and unpaid interest up to, but not including, the applicable settlement date for each $1,000 principal amount of 2024 Unsecured Notes that are validly tendered on or before 11:59 p.m., New York City time, on February 26, 2018 and accepted for purchase in the Tender Offer (as may be extended or earlier terminated, the “Expiration Time”).

Each holder who validly tenders and does not withdraw its Notes prior to 5:00 p.m., New York City time, on February 9, 2018 (as may be extended or earlier terminated, the “Early Tender Time”) will receive, if such Notes are accepted for purchase pursuant to the Tender Offer, the total consideration of $1,167.25 per $1,000 principal amount of Notes tendered, plus accrued and unpaid interest up to, but not including, the applicable settlement date, which includes the the Tender Price and an early tender premium of $30. The 2024 Tender Offer is subject to the satisfaction of certain conditions, including the consummation of this offering, on terms satisfactory to us.

Settlement of the 2024 Tender Offer is expected to occur on or about February 13, 2018 for 2024 Unsecured Notes validly tendered and accepted for purchase prior to the Early Tender Time and on or about February 27, 2018 for notes validly tendered and accepted for purchase subsequent to the Early Tender Time and prior to the Expiration Time. In addition, we intend to issue a conditional notice of redemption with respect to the 2024 Unsecured Notes and, prior to the redemption date, we may elect to satisfy and discharge its obligations under the 2024 Unsecured Notes and the related indenture in accordance with its satisfaction and discharge provisions.

We intend to use the net proceeds from this offering, together with available cash on hand, to fund the purchase of the 2024 Unsecured Notes in the 2024 Tender Offer and, if the 2024 Tender Offer is not consummated, or if we purchase less than all of the outstanding 2024 Unsecured Notes in the 2024 Tender Offer, to fund the redemption of any 2024 Unsecured Notes that remain outstanding, although we have no legal obligation to do so and the selection of any particular redemption date is in our discretion. If any condition of the 2024 Tender Offer is not satisfied, we are not obligated to accept for purchase, or to pay for, any of the 2024 Unsecured Notes tendered and may delay the acceptance for payment of any tendered 2024 Unsecured Notes, in each event subject to applicable laws. We also may terminate, extend or amend the 2024 Tender Offer and may postpone the acceptance for purchase of, and payment for, the 2024 Unsecured Notes tendered.

This prospectus is not an offer to purchase the 2024 Unsecured Notes. The 2024 Tender Offer is made only by and pursuant to the terms of the Offer to Purchase and Consent Solicitation, dated as of January 29, 2018, as the same may be amended or supplemented.

For purposes of this prospectus, (x) the purchase of the 2024 Unsecured Notes currently outstanding in the 2024 Tender Offer and, if the 2024 Tender Offer is not consummated, or if we purchase less than all of the outstanding 2024 Unsecured Notes in the 2024 Tender Offer, the redemption of any 2024 Unsecured Notes that remain outstanding using available cash on hand and the net proceeds from this offering of the notes, is referred to herein as the “2024 Notes Refinancing Transaction”, and (y) the redemption of the 2023 Secured Notes currently outstanding, using available cash on hand and the net proceeds from the proposed Convertible Notes Offering and the proposed TLA Increase, is referred to herein as the “2023 Notes Refinancing Transaction” and together with the 2024 Notes Refinancing Transaction, the “Refinancing Transactions”.

Share Repurchase

We expect to repurchase shares of our common stock concurrently with this offering from purchasers of notes in this offering in privately negotiated transactions effected with or through one of the initial purchasers or its affiliates as well as following this offering through additional share repurchase that will occur after the completion of this offering (the “Share Repurchase”). The aggregate amount of these stock repurchases could be up to $500 million. We have agreed to repurchase approximately $153.5 million shares of our common stock concurrently with this offering, for a purchase price per share equal to the closing sale price of our common stock on the date of this prospectus, which was $87.08 per share.

Preliminary Financial Information for Second Fiscal Quarter ended December 29, 2017

Our interim consolidated financial statements as of and for the quarter ended December 29, 2017 are not yet complete as of the date of this prospectus. The preliminary financial information presented below for the second quarter ended December 29, 2017 remains subject to the completion of management’s review and other procedures. Upon completion of management’s review and other procedures, actual results may vary from the preliminary financial information provided below, and such changes could be material. Accordingly, you should not place undue reliance on this preliminary financial information. Please refer to “Cautionary Note Regarding Forward-Looking Statements.” This preliminary financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes, which are incorporated by reference in this prospectus. For additional information, please see “Risk Factors.”

The preliminary financial information included in this prospectus has been prepared by and is the responsibility of our management. Our independent registered public accounting firm, KPMG LLP, has not audited, reviewed, compiled, or performed any procedures with respect to the preliminary financial information. Accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto. As a result, prospective investors should exercise caution in relying on this information and should not draw any inferences from this information regarding financial or operating data not provided.

Preliminary Financial Information

On January 25, 2018, we announced our preliminary financial results for the second quarter ended December 29, 2017. The following table sets forth our selected preliminary unaudited financial information for the indicated periods. We derived the unaudited financial information as of and for the second quarter ended December 29, 2017 from our unaudited, underlying financial records. Our final unaudited consolidated financial statements as of and for the second quarter ended December 29, 2017 may differ from the unaudited preliminary financial information presented below. Additionally, the unaudited preliminary financial information for the second quarter ended December 29, 2017 is not necessarily indicative of future results for any subsequent periods.

(dollars in millions, except per-share amounts)	As of and for the second quarter ended December 29, 2017
(unaudited)
Profit and loss information:
Revenue, net	$5,336
Cost of revenue	3,323
Research and development expenses	629
Selling, general and administrative expenses	381
Employee termination, asset impairment and other charges	48
Interest and other expense, net	(181)
Net income (loss)	(823)
Income (loss) per common share – diluted	(2.78)
Weighted average shares outstanding – diluted	296
Balance Sheet information:
Cash and cash equivalents, end of period	$6,272
Total assets	29,840
Total long-term debt	11,777
Total liabilities	18,568
Total shareholders’ equity	11,272
Cash Flows information:
Net cash provided by operating activities	$1,182
Net cash used in investing activities	(629)
Net cash used in financing activities	(1,167)

The following table sets forth EBITDA and Adjusted EBITDA for the twelve months ended December 29, 2017 and reconciliations to our net income using data based on our preliminary financial results for the second quarter ended December 29, 2017.

(dollars in millions)	Twelve Months Ended December 29, 2017
(unaudited)
Net income	$386
Interest and other expense, net	834
Income tax expense	1,817
Depreciation and amortization	2,174

EBITDA	5,211
Contractual adjustments provided for in our debt instruments
Stock-based compensation expense	383
Employee termination, asset impairment and other charges	219
Charges related to cost savings initiatives and estimated run-rate savings, acquisition-related charges, and other adjustments provided by our debt instruments	698

Adjusted EBITDA	$6,511

Corporate Information

Our principal executive offices are located at 5601 Great Oaks Parkway, San Jose, California 95119. Our telephone number of our principal executive office is (408) 717-6000 and our website is www.wdc.com. The information on our website is not incorporated in this prospectus (except for SEC filings expressly incorporated).

The Offering

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the notes, see the section “Description of Notes.” In this “Prospectus Summary—The Offering” section, “we”, “us” and “Western Digital” refer to Western Digital Corporation and not to any of its subsidiaries.

Issuer	Western Digital Corporation, a Delaware corporation.

Securities Offered	$2,300 million aggregate principal amount of 4.750% Senior Notes due 2026.

Maturity Date	The notes will mature on February 15, 2026.

Interest Payment Dates	Interest on the notes will accrue from and be payable semi–annually in arrears on February 15 and August 15 of each year, commencing on August 15, 2018.

Optional Redemption	We may redeem the notes, in whole or in part, at any time and from time to time at the applicable redemption prices described herein under the caption “Description of Notes—Optional Redemption.”

Ranking	The notes will be our general senior obligations, will rank equal in right of payment to all of our existing and future senior indebtedness and will rank senior in right of payment to all of our present and future subordinated indebtedness. The notes will be structurally subordinated to all existing and future indebtedness and obligations (other than certain intercompany obligations) of any non-guarantor subsidiaries including the obligations of our non-U.S. subsidiaries.

The notes and related guarantees will be effectively subordinated to all of our present and future secured indebtedness (to the extent of the value of the assets securing such indebtedness), including the obligations under the Credit Facilities and the 2023 Secured Notes.

As of September 29, 2017, we had approximately $9.9 billion aggregate principal amount of secured debt outstanding (including under the Credit Facilities and the 2023 Secured Notes) and on an as adjusted basis after giving effect to the settlement of the Euro TLB Prepayment on November 17, 2017, we had approximately $8.9 billion aggregate principal amount of secured debt outstanding. See “Capitalization”. In addition we had approximately $1.0 billion of availability under the Revolving Credit Facility as of September 29, 2017 or $1.5 billion of availability, on an as adjusted basis after giving effect to the RCF Increase, all of which would be secured by a first priority lien on the collateral securing the Credit Facilities.

Guarantees	Initially, the notes will be guaranteed, jointly and severally on a senior unsecured basis, by each of our existing and future direct and indirect wholly-owned U.S. subsidiaries that are guarantors under the Credit Facilities. Under certain circumstances, subsidiary guarantees may be released without the consent of holders of the notes. See “Description of Notes—Guarantees”.

As of September 29, 2017, our non-guarantor subsidiaries would have had approximately $3.4 billion of aggregate total liabilities (including all liabilities set forth on the consolidated balance sheet for all non-guarantor subsidiaries including working capital accounts, and $30 million of long-term debt, but excluding intercompany transactions) all of which would have been structurally senior to the notes and the related guarantees.

In addition, for the twelve months ended September 29, 2017, these non-guarantor subsidiaries would have accounted for approximately 39% of our net sales and approximately 63% of our total operating income, and as of September 29, 2017, these non-guarantor subsidiaries would have accounted for approximately 83% of our total consolidated assets (excluding intercompany transactions).

Certain Covenants	The Indenture governing the notes will contain certain restrictions, including a limitation that restricts our ability and the ability of certain of our subsidiaries to create or incur secured debt, enter into certain sale and leaseback transactions and consolidate, merge or sell all or substantially all of our assets and the ability of our non-guarantor subsidiaries to create other debt. The covenants will be subject to a number of important exceptions and qualifications. See “Description of Notes—Certain Covenants.”

Change of Control Offer	If we experience a “Change of Control Triggering Event” (as defined in “Description of Notes”), we will be required, unless we have exercised our option to redeem the notes, to offer to purchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to but excluding the date of purchase. See “Description of Notes—Change of Control Triggering Event.” .

Form and Denomination	The notes will be issued only in registered form. The notes will initially be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes initially sold by the underwriters will be represented by one or more permanent global notes in fully registered form, deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company (“DTC”).

Beneficial interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described herein, notes in certificated form will not be issued in exchange for any global note or interests therein.

Trading	The notes are a new issue of securities, and there is currently no established trading market for the notes. An active or liquid market may not develop for the notes or, if developed, be maintained. We have not applied, and do not intend to apply, for the listing of the notes on any automated dealer quotation system.

Governing Law	The notes and the indenture under which they will be issued will be governed by New York law.

Trustee	U.S. Bank National Association (the “Trustee”).

Use of Proceeds	We estimate that we will receive net proceeds of approximately $2.28 billion from the offering, after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us. We intend to use such net proceeds, together with available cash on hand, to fund the purchase of all of our currently outstanding 2024 Unsecured Notes in the 2024 Tender Offer and, if the 2024 Tender Offer is not consummated or if we purchase less than all of the outstanding 2024 Unsecured Notes in the 2024 Tender Offer, to fund the redemption of any 2024 Unsecured Notes that remain outstanding, in each case, including all accrued interest, related premiums, fees and expenses. See “Use of Proceeds.”

Risk Factors	Investing in the notes involves risk. See “Risk Factors” and the other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes.

Summary Historical Consolidated Financial Data

The following tables set forth, for the periods presented, (i) selected summary information from our consolidated statements of income by dollars and percentage of net revenue and (ii) summary information regarding revenues by geography and end market. Our summary consolidated financial data for each of the years ended June 30, 2017, July 1, 2016 and July 3, 2015 has been derived from our audited consolidated financial statements, which are incorporated by reference in this prospectus. Our summary consolidated financial data for each of the three months ended September 29, 2017 and September 30, 2016 have been derived from our unaudited consolidated financial statements, which are incorporated by reference in this prospectus.

Our fiscal year ends on the Friday nearest to June 30 and typically consists of 52 weeks. Approximately every six years, we report a 53-week fiscal year to align our fiscal year with the foregoing policy. Fiscal year 2017, which ended on June 30, 2017, and fiscal year 2016, which ended on July 1, 2016, were each comprised of 52 weeks, with all quarters presented consisting of 13 weeks. Fiscal year 2015, which ended on July 3, 2015 was comprised of 53 weeks, with the first quarter consisting of 14 weeks and the second, third and fourth quarters consisting of 13 weeks each.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. The following summaries of our consolidated financial data for the periods presented should be read in conjunction and our consolidated financial statements and the related notes, which are incorporated by reference in this prospectus.

	Three Months Ended				Years Ended
	(unaudited)				(audited)

(In millions, except percentages)	September 29, 2017		September 30, 2016		June 30, 2017		July 1, 2016		July 3, 2015

Net revenue	$5,181	100.0%	$4,714	100.0%	$19,093	100.0%	$12,994	100.0%	$14,572	100.0%
Cost of revenue	3,268	63.1	3,379	71.7	13,021	68.2	9,559	73.6	10,351	71.0

Gross profit	1,913	36.9	1,335	28.3	6,072	31.8	3,435	26.4	4,221	29.0
Operating expenses	1,008	19.5	1,103	23.4	4,118	21.6	2,969	22.8	2,610	17.9

Operating income	905	17.5	232	4.9	1,954	10.2	466	3.6	1,611	11.1
Total interest and other expense, net	(195)	(3.8)	(503)	(10.7)	(1,185)	(6.2)	(313)	(2.4)	(34)	(0.2)

Income (loss) before taxes	710	13.7	(271)	(5.8)	769	4.0	153	1.2	1,577	10.9
Income tax expense (benefit)	29	0.6	95	2.0	372	1.9	(89)	(0.7)	112	0.8

Net income (loss)	$681	13.1	$(366)	(7.8)	$397	2.1	$242	1.9	$1,465	10.1

	Three Months Ended		Years Ended
	(unaudited)		(audited)
(In millions, except percentages and exabytes shipped)	September 29, 2017	September 30, 2016	June 30, 2017	July 1, 2016	July 3, 2015
Net revenue	$5,181	$4,714	$19,093	$12,994	$14,572
Revenues by Geography (%)
Americas	26%	26%	27%	32%	28%
Europe, Middle East and Africa	18	17	17	21	22
Asia	56	57	56	47	50
Revenues by End Market (%)
Client Devices	52%	50%	50%	48%	53%
Data Center Devices & Solutions	26	29	29	38	34
Client Solutions	22	21	21	14	13
Exabytes Shipped	87	80	313	262	249

Consolidated balance sheet data:	As of
	(audited)	(audited)	(unaudited)
	June 30, 2017	July 1, 2016	September 29, 2017
	(in millions)
Cash and cash equivalents	$6,354	$8,151	$6,886
Working capital(1)	6,712	5,635	7,351
Total assets	29,860	32,862	30,505
Total principal amount of debt (short term and long term)	13,356	17,526	13,327
Total shareholders’ equity	11,418	11,145	12,059

(1)	Working capital represents current assets minus current liabilities.

	Year Ended			Twelve Months Ended
	(audited)			(unaudited)
Other Financial Data:	June 30, 2017	July 1, 2016	July 3, 2015	September 29, 2017

(in millions)
EBITDA(2)	$4,082	$1,620	$2,725	$4,780
Adjusted EBITDA(2)	N/A	N/A	N/A	$6,238
Adjusted total secured debt/Adjusted EBITDA(3)	N/A	N/A	N/A	1.3x
Adjusted total debt/Adjusted EBITDA(4)	N/A	N/A	N/A	1.8x
Adjusted Interest Coverage Ratio(5)	N/A	N/A	N/A	15.4x
Adjusted net debt/Adjusted EBITDA(6)	N/A	N/A	N/A	1.3x

(2)	In addition to GAAP results, management also uses EBITDA and, with respect to the twelve months ended September 29, 2017, Adjusted EBITDA to assess our operating results, which are results often evaluated by investors and lenders. We define EBITDA as net income plus interest and other expense, net, income tax expense (benefit) and depreciation and amortization. We define Adjusted EBITDA as EBITDA plus aggregate contractual adjustments provided for in our debt instruments. EBITDA and Adjusted EBITDA are non-GAAP measures of our financial performance and should not be considered as alternatives to net income as a measure of financial performance, or any other performance measure derived in accordance with GAAP, nor should they be construed as an inference that our future results will be unaffected by unusual or other items. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use or as measures of liquidity, as they do not reflect certain cash requirements such as tax payments, debt service requirements and certain other cash costs that may recur in the future. EBITDA and Adjusted EBITDA contain certain other limitations, including the failure to reflect our cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized and other cash expenditures. Our presentation of EBITDA and Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation. See “Non-GAAP Financial Measures.” The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to our net income using data derived from our consolidated financial statements for the periods indicated:

	Year Ended			Twelve Months Ended
	(audited)			(unaudited)
	June 30, 2017	July 1, 2016	July 3, 2015	September 29, 2017
	(in millions)
Net income	$397	$242	$1,465	$1,444
Interest and other expense, net	1,185	313	34	877
Income tax expense (benefit)	372	(89)	112	306
Depreciation and amortization	2,128	1,154	1,114	2,153

EBITDA	$4,082	$1,620	$2,725	$4,780
Contractual adjustments provided for in our debt instruments(a)
Stock-based compensation expense	N/A	N/A	N/A	380
Employee termination, asset impairment, and other charges	N/A	N/A	N/A	216
Charges related to cost savings initiatives and estimated run-rate savings, acquisition-related charges, and other adjustments provided by our debt instruments	N/A	N/A	N/A	862

Adjusted EBITDA	N/A	N/A	N/A	$6,238

(a)

With respect to the twelve months ended September 29, 2017, represents EBITDA adjustments provided for in our debt instruments, including (i) non-cash impairment charges or asset write-offs or write-downs related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities pursuant to GAAP, non-cash gains or losses from investments recorded using the equity method, non-cash compensation expenses, the non-cash impact of purchase or recapitalization accounting and other non-cash charges, (ii) charges attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions and other restructuring, integration or transformational charges (including inventory optimization expenses, business optimization expenses, transaction costs and costs related to the opening, closure, consolidation or separation of facilities and curtailments, costs related to entry into new markets, consulting fees, recruiter fees, signing costs, retention or completion bonuses, transition costs, relocation costs, severance payments, and modifications to pension and post-retirement employee benefit plans), (iii) expected cost savings, operating expense reductions, restructuring charges and expenses and synergies (net of the amount of actual amounts realized) reasonably identifiable and factually supportable and reasonably anticipated to be realized within 18 months of the date thereof related to permitted asset sales, acquisitions, investments, dispositions, operating improvements, restructurings, cost savings initiatives and certain other similar initiatives and specified transactions, (iv) net gain (loss) resulting from currency translation gains or losses related to currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk) and (v) certain other extraordinary charges and unusual or non-recurring charges. The assumptions and estimates with respect to expected synergies and cost savings are inherently uncertain and subject to significant business, operational, economic and competitive uncertainties and contingencies. We cannot assure you that any or all of these synergies will be achieved in the anticipated amounts or within the anticipated timeframes or cost expectations or at all.

(3)	Reflects total principal amount of secured debt of $8.0 billion on an as adjusted basis as described under “Capitalization.”

(4)	Reflects total principal amount of debt of $11.3 billion on an as adjusted basis as described under “Capitalization.”

(5)	Reflects Adjusted EBITDA divided by assumed interest expense of $406 million on an as adjusted basis after giving effect to the Refinancing Transactions, the U.S. Dollar TLB Repricing and the Euro TLB Prepayment. For each increase (decrease) of one-eighth of a percent (0.125 percent) in the interest rate assumed for the notes, pro forma interest expense would increase (decrease) by $3 million.

(6)	Reflects net debt of $7.9 billion, including total debt of $11.3 billion less cash and cash equivalents of $3.4 billion, and short-term investments of $35 million, in each case on an as adjusted basis as described under “Capitalization.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus and the documents incorporated herein by reference contain “forward-looking” statements within the meaning of the federal securities laws. Any statements that do not relate to historical or current facts or matters are forward-looking statements. You can identify some of the forward-looking statements by the use of forward-looking words, such as “may,” “will,” “could,” “would,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast,” and the like, or the use of future tense. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions. Examples of forward-looking statements include, but are not limited to, statements concerning:

•	expectations concerning the integration of, and anticipated benefits from, our acquisition (the “Merger”) of SanDisk Corporation (“SanDisk”);

•	expectations regarding the integration of our HGST and WD subsidiaries following the decision by the Ministry of Commerce of the People’s Republic of China (“MOFCOM”) in October 2015;

•	expectations regarding our business ventures with Toshiba Corporation (“Toshiba”) consisting of three separate legal entities: Flash Partners Ltd., Flash Alliance Ltd. and Flash Forward Ltd., collectively referred to as “Flash Ventures”;

•	expectations regarding the growth of digital data and demand for digital storage;

•	expectations regarding our business strategy, our ability to execute that strategy and its intended benefits;

•	expectations with respect to relationships with our customers, employees, suppliers and strategic partners;

•	our plans to develop and invest in new products and expand into new storage markets and into emerging economic markets;

•	expectations regarding the personal computer market and the emergence of new storage markets for our products;

•	expectations regarding the amount and timing of charges and cash expenditures associated with our restructuring activities;

•	our quarterly cash dividend policy;

•	expectations regarding the outcome of legal proceedings in which we are involved;

•	expectations regarding the repatriation of funds from our foreign operations;

•	our beliefs regarding tax benefits and the timing of future payments, if any, relating to the unrecognized tax benefits, and the adequacy of our tax provisions;

•	expectations regarding capital investments and sources of funding for those investments; and

•	our beliefs regarding the sufficiency of our available liquidity to meet our working capital, debt, dividend and capital expenditure needs.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. You are urged to carefully review the disclosures we make concerning risks and other factors that may affect our business and operating results, including those described below under the heading “Risk Factors” as well as those made in documents incorporated by reference in this prospectus, including those set forth in our Quarterly Report on Form 10-Q for the quarter ended September 29, 2017, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the Securities and Exchange Commission (“SEC”) in the future, including subsequent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. We caution you that any forward-looking statements made in this prospectus and the documents incorporated herein by reference are not guarantees of future performance, events or results, and you should not place undue reliance on these forward-looking statements, which speak only as of their respective dates. We do not intend, and undertake no obligation, to publish revised forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

NON-GAAP FINANCIAL MEASURES

In addition to financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain “non-GAAP financial measures” to evaluate the operating and financial performance of our business, identify trends affecting our business, develop projections and make strategic business decisions. Generally, a non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flow that includes or excludes amounts that are included or excluded from the most directly comparable measure calculated and presented in accordance with GAAP.

Our non-GAAP financial measures may not provide information that is directly comparable to similarly titled measures provided by other companies in their industry, as other companies in their industry may calculate non-GAAP financial results differently, limiting the usefulness of those measures for comparative purposes. In addition, there are limitations in using non-GAAP financial measures as analytical tools because they are not prepared in accordance with GAAP, may be different from non-GAAP financial measures used by other companies and exclude expenses and other items that may have a material impact on reported financial results. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP. We urge you to review the reconciliations of the non-GAAP financial measures to the comparable GAAP financial measures included herein, and not to rely on any single financial measure to evaluate our business.

EBITDA represents net income plus interest and other expense, net; income tax expense (benefit); and depreciation and amortization. Adjusted EBITDA represents EBITDA plus aggregate contractual adjustments provided for in our debt instruments. Adjusted net debt represents total debt minus cash and cash equivalents and short-term investments. We include information concerning EBITDA, Adjusted EBITDA and Adjusted net debt because we believe they are useful measures to evaluate our operating performance and financial position. As measures of our operating performance, we believe EBITDA, Adjusted EBITDA and Adjusted net debt provide a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. EBITDA and Adjusted EBITDA do not represent net income or operating income, and Adjusted net debt does not represent total debt, as defined by GAAP and they should not be considered in isolation or as alternatives to those measures in evaluating operating performance. See “Prospectus Summary—Historical Consolidated Financial Data” for a reconciliation of EBITDA, Adjusted EBITDA and Adjusted net debt to the directly comparable GAAP measures.

RISK FACTORS

An investment in the notes involves risks. Before making an investment decision, you should carefully consider, among other factors, the risks described below that are specific to the notes, and those that could affect us and our business described in our Quarterly Report on Form 10-Q for the quarter ended September 29, 2017, which is incorporated by reference in this prospectus, as well as the other information we include or incorporate by reference in this prospectus. See “Where You Can Find More Information and Incorporation of Certain Documents by Reference.”

The incurrence of substantial indebtedness in connection with the financing of the Merger may have an adverse impact on our liquidity, limit our flexibility in responding to other business opportunities and increase our vulnerability to adverse economic and industry conditions.

In connection with the Merger, we substantially increased our indebtedness, which could adversely affect our ability to fulfill our obligations and have a negative impact on our financing options and liquidity position. On April 13, 2016, we issued $1,875.0 million in aggregate principal amount of the 2023 Secured Notes and $3,350.0 million in aggregate principal amount of the 2024 Unsecured Notes. We also entered into new senior credit facilities on April 29, 2016 (the “Credit Facilities”) under which we had $8.1 billion aggregate principal amount outstanding as of September 29, 2017. As of September 29, 2017, we had $13.3 billion aggregate principal amount of total indebtedness, or $11.3 billion aggregate principal amount on an as adjusted basis as described under “Capitalization.” We had $1.0 billion of additional borrowing availability under our Revolving Credit Facility, which includes a $200.0 million sublimit for letters of credit, as of September 29, 2017, and, on an as adjusted basis after giving effect to the RCF Increase, additional borrowing availability under the Revolving Credit Facility would have been $1.5 billion. The proceeds from the issuance of the 2023 Secured Notes, 2024 Unsecured Notes and new credit facilities were used to pay part of the purchase price for the Merger, refinance existing indebtedness of Western Digital and SanDisk and pay related transaction-related fees and expenses.

Our high debt balances could have significant consequences, which include, but are not limited to, the following:

•	limiting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other general corporate purposes;

•	requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions, research and development and other general corporate purposes;

•	limiting our ability to refinance our indebtedness on terms acceptable to us or at all;

•	imposing restrictive covenants on our operations;

•	if we breach the covenants under our debt agreements, causing an event of default under the applicable indebtedness, which, if not cured or waived, could result in us having to repay our indebtedness before their due dates or result in cross defaults;

•	placing us at a competitive disadvantage to competitors carrying less debt; and

•	making us more vulnerable to economic downturns and limiting our ability to withstand competitive pressures.

In addition, our credit ratings impact the cost and availability of future borrowings and, accordingly, our cost of capital. Our ratings reflect the opinions of the ratings agencies of our financial strength, operating performance and ability to meet our debt obligations. There can be no assurance that we will achieve a particular rating or maintain a particular rating in the future.

Because of high debt balances, we may not be able to service our debt obligations in accordance with their terms.

As of September 29, 2017, we had $13.3 billion aggregate principal amount of total indebtedness, or $11.3 billion aggregate principal amount on an as adjusted basis as described under “Capitalization.” We had $1.0 billion of additional borrowing availability under the Revolving Credit Facility as of September 29, 2017 and, on an as adjusted basis after giving effect to the RCF Increase, additional borrowing availability under the Revolving Credit Facility would have been $1.5 billion. Our ability to meet our expense and debt service obligations contained in our debt agreements will depend on our available cash and our future performance, which will be affected by financial, business, economic and other factors, including potential changes in laws or regulations, industry conditions, industry supply and demand balance, customer preferences, the success of our products and pressure from competitors. If we are unable to meet our debt service obligations or should we fail to comply with our financial and other restrictive covenants contained in the agreements governing our indebtedness, we may be required to refinance all or part of our debt, sell important strategic assets at unfavorable prices, incur additional indebtedness or issue common stock or other equity securities. We may not be able to, at any given time, refinance our debt, sell assets, incur additional indebtedness or issue equity securities on terms acceptable to us, in amounts sufficient to meet our needs or at all. Our inability to service our debt obligations or refinance our debt could have a material adverse effect on our business, operating results and financial condition. In addition, our debt obligations may limit our ability to make required investments in capacity, technology or other areas of our business, which could have a material adverse effect on our business, operating results and financial condition. Further, if we are unable to repay, refinance or restructure our secured indebtedness, the holder of such debt could proceed against the collateral securing that indebtedness.

The terms of the agreements governing our indebtedness may restrict our current and future operations, particularly our ability to respond to changes or to pursue our business strategies, and could adversely affect our capital resources, financial condition and liquidity.

Although the restrictive covenants in the notes offered hereby will be more limited and we are seeking a concurrent amendment to the Credit Facilities to increase covenant flexibility upon meeting certain conditions, the agreements that govern our existing indebtedness (unless we meet certain conditions that would limit the scope of the restrictive covenants in the Credit Facilities) contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interests, including, among other things, restrictions on our ability to:

•	incur, assume or guarantee additional indebtedness;

•	declare or pay dividends or make other distributions with respect to, or purchase or otherwise acquire or retire for value, equity interests;

•	make principal payments on, or redeem or repurchase, subordinated debt;

•	make loans, advances or other investments;

•	incur liens;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	purchase assets, make investments, complete acquisitions, consolidate or merge with or into, or sell all or substantially all of our assets to, another person; and

•	enter into transactions with affiliates.

Due to these restrictions, we may be unable to raise additional debt or equity financing to operate our business during general economic or business downturns, and we may be unable to compete effectively or take advantage of new opportunities to grow our business. In addition, our credit facilities require us to comply with certain financial maintenance covenants. Our ability to satisfy these financial maintenance covenants can be affected by events beyond our control, and we cannot assure you that we will meet them. The indebtedness and these restrictive covenants may have the effect, among other things, of limiting our flexibility in the conduct of our business and making us more vulnerable to economic downturns and adverse competitive and industry conditions.

A breach of the covenants under these agreements could result in an event of default under the applicable indebtedness, which, if not cured or waived, could result in us having to repay our borrowings (including under the Credit Facilities) or repay any 2023 Secured Notes that remain outstanding and the notes before their due dates. Such default may allow the debt holders to accelerate the related debt and may result in the acceleration of any other debt, leases, or other obligations to which a cross-acceleration or cross-default provision applies. If we are forced to refinance these borrowings, any 2023 Secured Notes that remain outstanding or the notes on less favorable terms or if we were to experience difficulty in refinancing the debt prior to maturity, our results of operations and financial condition could be materially affected. In addition, an event of default under our credit facilities may permit the lenders under our credit facilities to terminate all commitments to extend further credit under such credit facilities. If we are unable to repay the amounts due and payable under our credit facilities and any 2023 Secured Notes that remain outstanding, those lenders may be able to proceed against the collateral granted to them to secure that indebtedness. In the event our lenders or holders of notes accelerate the repayment of such borrowings, we cannot assure you that we will have sufficient assets to repay such indebtedness. Any of the foregoing would have a material adverse effect on our business, results of operations and financial condition.

We, including our subsidiaries, have the ability to incur substantially more indebtedness, including senior secured indebtedness, which could further increase the risks associated with our leverage.

Subject to the restrictions in the Credit Facilities and the indentures governing any 2023 Secured Notes that remain outstanding and the notes, we, including our subsidiaries, have the ability to incur significant additional indebtedness. As of September 29, 2017, after giving effect to this offering and the use of proceeds, together with available cash on hand, to repurchase or redeem the 2024 Unsecured Notes we had:

•	$8.07 billion aggregate principal amount of senior secured indebtedness under the Credit Facilities;

•	$1.88 billion aggregate principal amount of 2023 Secured Notes;

•	approximately $1.0 billion available for borrowing under the Revolving Credit Facility, which, if borrowed, would be senior secured indebtedness, and, on an as adjusted basis after giving effect to the RCF Increase, additional borrowing availability under the Revolving Credit Facility would have been $1.5 billion; and

•	subject to our compliance with certain covenants and other conditions, we have the option to incur certain additional secured indebtedness and/or additional unsecured indebtedness.

Although the terms of the Credit Facilities and the indenture governing the 2023 Secured Notes include restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of important exceptions, and indebtedness incurred in compliance with these restrictions could be substantial. The terms of the indenture governing the notes generally will not restrict us from incurring additional indebtedness, although it will place some limitations on our ability and the ability of our subsidiaries to create liens securing indebtedness. If we incur significant additional indebtedness, the related risks that we face could increase.

The notes will be our senior unsecured obligations, and the related guarantees will be unsecured obligations of the guarantors. As such, the notes and the related guarantees will be effectively subordinated to any of our or our guarantors’ secured debt, including our existing and any future debt under the Credit Facilities and any 2023 Secured Notes that remain outstanding.

Our obligations under the notes and the guarantors’ obligations under the guarantees will not be secured. The notes will be effectively subordinated to our and our guarantors’ existing and any future secured indebtedness, including the Credit Facilities and any 2023 Secured Notes that remain outstanding, to the extent of the value of the assets securing such indebtedness, which assets include substantially all of our assets and the assets of our subsidiary guarantors.

As of September 29, 2017, we and our guarantors had approximately $9.9 billion aggregate principal amount of secured indebtedness outstanding and on an as adjusted basis after giving effect to the settlement of the Euro TLB Prepayment on November 17, 2017, we had approximately $8.9 billion aggregate principal amount of secured debt outstanding. We had $1.0 billion of additional borrowing availability under the Revolving Credit Facility as of September 29, 2017 and, on an as adjusted basis after giving effect to the RCF Increase, additional borrowing availability under the Revolving Credit Facility would have been $1.5 billion. If we are involved in any dissolution, liquidation or reorganization, or if we default under the indenture governing the notes, holders of our secured debt would be paid before holders of the notes receive any amounts due under the notes to the extent of the value of the collateral securing such indebtedness. In that event, holders of the notes may not be able to recover any or all of the principal or interest due under the notes.

In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized or if we default under the Credit Facilities or any 2023 Secured Notes that remain outstanding, the lenders or the holders of any 2023 Secured Notes that remain outstanding could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indenture governing the notes at such time. Furthermore, if the lenders or the holders of any 2023 Secured Notes that remain outstanding foreclose upon and sell the pledged equity interests in any guarantor of the notes, then that guarantor will be released from its guarantee of the notes automatically and immediately upon such sale. In any such event, because the notes will not be secured by any of our assets or the equity interests in the guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims in full.

The notes will be structurally subordinated to all indebtedness of our existing subsidiaries that are not guarantors of the notes and our future subsidiaries that do not become guarantors of the notes.

The notes will not be guaranteed by any of our existing or future non-U.S. subsidiaries, any of our less than 100% owned U.S. subsidiaries or any other U.S. subsidiaries that do not guarantee the Credit Facilities. Accordingly, claims of holders of the notes will be structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the notes. As of September 29, 2017, our non-guarantor subsidiaries had $3.4 billion of aggregate total balance sheet liabilities (excluding intercompany transactions), including $30 million of long-term debt, all of which would have been structurally senior to the notes and the related guarantees.

In addition, the indenture governing the notes will, subject to some limitations, permit these non-guarantor subsidiaries to incur additional indebtedness and will not include any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

The lenders under the Credit Facilities will have the discretion to release guarantors under these facilities in a variety of circumstances and under certain circumstances may be automatically released, which will cause those guarantors to be released from their guarantees of the notes.

So long as any obligations under our Credit Facilities remain outstanding, any guarantee of the notes may be released without action by, or consent of, any holder of notes or the trustee under the indenture governing the notes if, at the discretion of lenders under the Credit Facilities, the related guarantor is no longer a guarantor of obligations under the Credit Facilities. The lenders under the Credit Facilities will have the discretion to release the guarantees under these facilities in a variety of circumstances. In addition, in connection with the TLA increase or thereafter, we may have the flexibility to automatically release all of the collateral and guarantees securing the Credit Facilities upon the prepayment or other termination of the outstanding term B loans under the Credit Facilities as well as other secured or subsidiary debt in excess of certain thresholds, subject to certain other conditions to be agreed. Any of our subsidiaries that are released as guarantors of the Credit Facilities will automatically be released as guarantors of the notes. You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to your claims as a holder of the notes.

Under certain circumstances a court could cancel the notes or the related guarantees under fraudulent conveyance laws. If that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the guarantees. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or guarantees could be voided as a fraudulent transfer or conveyance if we or any of the guarantors, as applicable: (1) issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (2) received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (2) only, one of the following is also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

•	the issuance of the notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay as they mature; or

•	we or any of the guarantors was a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

If a court were to find that the issuance of the notes or the incurrence of the guarantees was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or such guarantee or subordinate the notes or such guarantee to presently existing and future indebtedness of ours or of the related guarantor, or require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor. We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the notes and the guarantees would not be subordinated to our or any of our guarantors’ other debt.

Generally, an entity would be considered insolvent if, at the time it incurred debt:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the notes.

The indenture governing the notes includes a “savings clause” intended to limit each guarantor’s liability under its guarantee to the maximum amount that it could incur without causing the guarantee to be a fraudulent transfer under applicable law. There can be no assurance that this provision will be upheld as intended. In a 2009 case, the U.S. Bankruptcy Court in the Southern District of Florida found this kind of provision in that case to be ineffective, and held the guarantees to be fraudulent transfers and voided them in their entirety. The United States Court of Appeals for the Eleventh Circuit subsequently affirmed the liability findings of the bankruptcy court without ruling directly on the enforceability of savings clauses generally. If the decision of the bankruptcy court were followed by other courts, the risk that the guarantees would be deemed fraudulent conveyances would be significantly increased.

Repayment of our indebtedness, including the notes, is dependent on cash flow generated by our subsidiaries.

Our subsidiaries own a substantial portion of our assets and conduct a substantial portion of our operations. Accordingly, repayment of our indebtedness, including the notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the notes, our subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. Certain of our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indenture governing the notes limits the ability of our restricted subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

There is no established trading market for the notes, and you may not be able to sell the notes readily or at all or at or above the price that you paid.

The notes are a new issue of securities and there is no established trading market for them. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so and may discontinue any market making in the notes at any time, in their sole discretion. You may not be able to sell the notes at a particular time or at favorable prices. As a result, we cannot assure you as to the liquidity of any trading market for the notes. Accordingly, you may be required to bear the financial risk of your investment in the notes indefinitely. If a trading market were to develop, future trading prices of the notes may be volatile and will depend on many factors, including:

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market for them;

•	prevailing interest rates; and

•	the market for similar securities.

In addition, the market for non-investment grade debt historically has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market for the notes, if any, may be subject to similar disruptions that could adversely affect their value.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes.

Upon the occurrence of a “Change of Control Triggering Event,” as defined in the indenture governing the notes, we must offer to buy back the notes at a price equal to 101% of the principal amount, together with any accrued and unpaid interest, if any, to the date of the repurchase. Our failure to purchase, or give notice of purchase of, the notes would be a default under the indenture governing the notes. See “Description of the Notes—Change of Control Triggering Event”.

Furthermore, certain change of control triggering events would also constitute an event of default under the Credit Facilities. Upon the occurrence of a change of control, the lenders under the Credit Facilities may have the right, among other things, to terminate their lending commitments or to cause all outstanding debt obligations under the Credit Facilities to become due and payable and proceed against the assets securing such debt, any of which actions would prevent us from borrowing under the Credit Facilities to finance a repurchase of the notes. We cannot assure you that we will have available funds sufficient to repurchase the notes and satisfy other payment obligations that could be triggered upon the change of control. If we do not have sufficient financial resources to effect a change of control offer, we would be required to seek additional financing from outside sources to repurchase the notes. We cannot assure you that financing would be available to us on satisfactory terms, or at all.

The definition of change of control in the indenture governing the notes includes a phrase relating to the conveyance, transfer or lease of “all or substantially all” of our and our subsidiaries’ properties and assets, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a person. As a result, it may be unclear as to whether a change of control has occurred and whether a holder of notes may require us to make an offer to repurchase the notes as described above.

The trading prices for the notes will be directly affected by many factors, including our credit rating.

Credit rating agencies continually revise their ratings for companies they follow, including us. Any ratings downgrade could adversely affect the trading price of the notes, or the trading market for the notes, to the extent a trading market for the notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future and any fluctuation may impact the trading prices of the notes.

The indenture governing the notes will contain negative covenants that may have a limited effect.

The indenture that will govern the notes will contain limited covenants that restrict our ability and the ability of our restricted subsidiaries to incur liens on our assets and enter into certain mergers with or into, or sell substantially all of our assets to, another person. These limited covenants contain exceptions that will allow us and our subsidiaries to incur liens with respect to material assets. See “Description of Notes—Certain Covenants.” In light of these exceptions, holders of the notes may be effectively subordinated to new lenders to the extent of the value of the collateral pledged to secure obligations owed to such lenders.

Changes in our credit rating may adversely affect your investment in the notes.

Our credit rating, any rating that may be assigned to the notes, and the credit ratings assigned to our outstanding debt, reflect the rating agencies’ assessments of our ability to make payments on our debt when due. Actual or anticipated changes or downgrades in our credit ratings or those of the notes if issued, including any announcement that our ratings are under further review for a downgrade, with respect to the issuance of the notes or our other outstanding debt could increase our corporate borrowing costs and affect the market value of your notes. Also, our credit ratings may not reflect the potential impact of risks related to structure, market or other factors related to the value of the notes.

A rating is not a recommendation to buy, sell or hold the notes, and there is no assurance that any rating will apply for any given period of time or that a rating may not be adjusted or withdrawn. We cannot be sure that rating agencies will rate the notes or maintain their ratings once issued. Neither we nor any underwriter undertakes any obligation to obtain a rating, maintain the ratings once issued or to advise holders of the notes of any change in rating.

We rely substantially on our business ventures with Toshiba’s wholly owned subsidiary, Toshiba Memory Corporation (“TMC”), for the supply of NAND-flash memory and the development of NAND-flash technology, which subjects us to risks and uncertainties that could harm our business, financial condition and operating results.

We are dependent on our ventures with Toshiba’s wholly owned subsidiary, TMC, to develop and manufacture NAND-flash memory products for our NAND-flash memory supply, and therefore our business, financial condition and operating results, and our ability to realize the anticipated benefits from the Merger, is dependent on the continued success of Flash Ventures.

The majority of our NAND-flash memory is supplied by Flash Ventures, which limits our ability to respond to market demand and supply changes. A failure to accurately forecast demand could cause us to over-invest or under-invest in technology transitions or the expansion of captive memory capacity in Flash Ventures. Over-investment could result in excess supply, which could cause significant decreases in our product prices, significant excess, obsolete or lower of cost or net realizable value inventory write-downs or under-utilization charges, and the potential impairment of our investments in Flash Ventures. On the other hand, if we or TMC under-invest in captive memory capacity or technology transitions, if we grow capacity more slowly than the rest of the industry, if our technology transitions do not occur on the timeline that we expect, if we encounter unanticipated difficulties in implementing these transitions, or if we implement technology transitions more slowly than our competitors, we may not have enough captive supply of the right type of memory or at all to meet demand on a timely and cost effective basis and we may lose opportunities for revenue, gross margin and share as a result. If our NAND memory supply is limited, we may make strategic decisions with respect to the allocation of our supply among our products and customers, and these strategic allocation decisions may result in less favorable gross margin in the short term or damage certain customer relationships. Growth of our NAND-flash memory bit supply at a slower rate than the overall industry for an extended period of time would result in lowering our share which could limit our future opportunities and harm our financial results. We are also contractually obligated to pay for 50% of the fixed costs of Flash Ventures regardless of whether we purchase any wafers from Flash Ventures. Furthermore, purchase orders placed with Flash Ventures and under the foundry arrangements with TMC for up to three months are binding and cannot be canceled. Therefore, once our purchase decisions have been made, our production costs for flash memory are fixed, and we may be unable to reduce costs to match any subsequent declines in pricing or demand, which would harm our gross margin. Our limited ability to react to fluctuations in flash memory supply and demand makes our financial results particularly susceptible to variations from our forecasts and expectations.

In addition, we partner with TMC on the development of NAND-flash technology, including the next technology transitions of NAND-flash, as well as other non-volatile memory technology in support of Flash Ventures.

These ventures are subject to various risks that could harm the value of our investments, our revenue and costs, our future rate of spending, our technology plans and our future growth opportunities. Under the terms of our venture agreements with TMC, which govern the operations of Flash Ventures, we have limited power to unilaterally direct most of the activities that most significantly impact Flash Ventures’ performance and we have limits to our ability to source or fabricate NAND-flash products outside of the Flash Ventures. The integration of SanDisk into our organization could complicate the process of reaching agreement with TMC in a timely and favorable manner. We may not always agree with TMC on our joint research and development roadmap or expansions or conversions of production capacity. In addition, Toshiba’s financial position or TMC’s shift in strategic priorities could adversely impact our business.

In March 2017, Toshiba announced significant losses related to its U.S. nuclear business and, in connection with its fiscal year 2016 financial statements, Toshiba advised that there were material events and conditions that raise substantial doubt about its ability to continue as a going concern. Subsequently, in September 2017, Toshiba announced it had entered into a definitive agreement to sell TMC, including its interests in Flash Ventures, to a consortium led by SK Hynix Inc. and Bain Capital (the “Bain Consortium”) that includes other competitors, as well as key customers. In December 2017, in connection with a global settlement agreement with Toshiba and TMC, we consented to the transfer of Toshiba’s interests in Flash Ventures to TMC and the sale of TMC to the Bain Consortium. If the Bain Consortium or another third party acquires any of Toshiba’s interests in Flash Ventures, it could lead to delays in decision-making, disputes, or changes in strategic direction that could adversely impact Flash Ventures and/or adversely affect our business prospects, results of operations and financial condition. The purchaser might not have the same interest that we do in protecting and growing Flash Ventures’ business and might have conflicts of interest between itself and Flash Ventures or us. To the extent Toshiba retains its interests in TMC, a failure by Toshiba to stabilize its financial condition could cause TMC to become unable to, or otherwise fail to, timely fund investments in Flash Ventures or our joint development efforts or fulfill its payment obligations to suppliers, which could harm Flash Ventures’ operations, our joint technology roadmap and supplier relationships. Reduced investment in manufacturing capacity or research and development, or other misalignment between us and Toshiba, TMC or a third party acquirer of TMC on strategic direction, could impact Flash Ventures’ ability to stay at the forefront of technological advancement and/or our investment in Flash Ventures. Flash Ventures’ competitiveness and/or our investment in Flash Ventures could also be harmed by a mishandling or misuse of IP or other competitively sensitive confidential information regarding Flash Ventures, such as its technology roadmap, business or investment plans, by a third party that might gain access to such information.

Flash Ventures requires significant investments by both TMC and us for technology transitions, including the transition to 3D NAND, and capacity expansions. Lease financings guaranteed by or on behalf of both TMC and us are not currently available to Flash Ventures on favorable terms and we are pursuing alternative forms of financing to fund our share of investments, which might not continue to be accessible. To the extent that lease financings for Flash Ventures are not available on favorable terms or at all, more cash would be required to fund investments. If TMC does not or we do not provide sufficient resources, or have adequate access to credit, to timely fund investments in Flash Ventures, our investments could be delayed or reduced.

As announced by Toshiba, TMC plans to construct a new wafer fabrication facility in Iwate, Japan, to provide additional cleanroom space for the manufacture of 3D NAND, with site preparation scheduled to begin in February 2018. Although we intend to enter into agreements with TMC in due course to participate in the new Iwate facility, there is no certainty as to when, and on what terms, we will do so. If we are unable to extend our partnership with TMC to the Iwate facility on favorable terms, our future supply of captive NAND-flash memory could be adversely impacted, which could adversely affect our long-term business and financial results.

We are monitoring and evaluating other potential impacts of Toshiba’s planned sale of TMC and financial condition on Flash Ventures and, in turn, on our own memory business and financial condition. These factors could adversely affect the value of our investments in Flash Ventures and our business prospects, results of operations and financial condition.

If we are unable to successfully integrate the systems and operations of HGST, our business and financial condition may be adversely affected.

In connection with obtaining the regulatory approvals required to complete the acquisition of HGST, we agreed to certain conditions required by MOFCOM, including adopting measures to keep HGST as an independent competitor until MOFCOM agreed otherwise. In October 2015, MOFCOM announced that it had made a decision allowing us to integrate substantial portions of our HGST and WD subsidiaries, provided that we were obligated to continue offering both HGST and WD product brands and maintaining separate sales teams to separately offer products under the WD and HGST brands for two years from the date of the decision. As of December 29, 2017, the integration of the substantial portions of our HGST and WD subsidiaries that we were permitted to integrate as a result of MOFCOM’s 2015 decision (including corporate functions, research and development, recording heads and magnetic media operations, engineering and manufacturing), were largely completed. However, certain financial and operational systems have not yet been integrated. The MOFCOM restrictions related to our HGST and WD product brands and sales teams expired in October 2017, which enabled us to begin integrating our sales teams and brands. While we combine our HGST and WD product brands and sales teams and integrate certain financial and operating systems, we will continue to incur additional costs. These additional costs, along with any delay in the integration process or higher than expected integration costs or other integration issues, could adversely affect our business and financial condition.

Changes in tax laws could increase our worldwide tax rate and materially affect our financial position and results of operations.

On December 22, 2017, the President of the United States of America signed the Tax Cuts and Jobs Act (the “2017 Act”), which includes a broad range of tax reform proposals affecting businesses, including a reduction in the U.S. federal corporate tax rate from 35% to 21%, a one-time mandatory deemed repatriation tax on earnings of certain foreign subsidiaries that were previously tax deferred, and a new minimum tax on certain foreign earnings. The 2017 Act significantly impacts our effective tax rate for fiscal year 2018 as a result of the deemed repatriation tax, and may impact several other elements of our operating model. In future years, certain additional provisions of the 2017 Act, such as a minimum tax on foreign earnings, will also apply to the Company and, as a result, the Company generally expects its effective tax rate to increase from the rate expected for fiscal year 2018 (excluding the mandatory deemed repatriation tax and the re-measurement of deferred taxes). Taxes due over a period of time as a result of the new tax law could be accelerated upon certain triggering events, including failure to pay such taxes when due. The new law makes broad and complex changes to the US tax code and we expect to see future regulatory, administrative or legislative guidance. We are analyzing the 2017 Act to determine the full impact of the new tax law, and to the extent any future guidance differs from our preliminary interpretation of the law, it could have a material effect on our financial position and results of operations.

In addition, many countries in the European Union and around the globe have adopted and/or proposed changes to current tax laws. Further, organizations such as the Organization for Economic Cooperation and Development, have published action plans that, if adopted by countries where we do business, could increase our tax obligations in these countries. Due to the large scale of our U.S. and international business activities, many of these enacted and proposed changes to the taxation of our activities could increase our worldwide effective tax rate and harm our financial position and results of operations.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $2.28 billion from the offering, after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering, together with cash on hand, to fund the purchase of the 2024 Unsecured Notes in the 2024 Tender Offer, and, if the 2024 Tender Offer is not consummated, or if we purchase less than all of the outstanding 2024 Unsecured Notes in the 2024 Tender Offer, to fund the redemption of any 2024 Unsecured Notes that remain outstanding, in each case, including all accrued interest, related premiums, fees and expenses. As of September 29, 2017, the outstanding aggregate principal amount of the 2024 Unsecured Notes was $3,350.0 million, and the 2024 Unsecured Notes mature on April 1, 2024.

Certain of the underwriters and/or their respective affiliates are holders of the 2024 Unsecured Notes and, as a result, will receive a pro rata portion of such net proceeds from this offering used in connection with such repurchase or redemption of the 2024 Unsecured Notes. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC are each acting as Dealer-Managers in connection with the 2024 Tender Offer and, as a result, will be receiving customary fees for such roles. See “Underwriting.”

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for the three months ended September 29, 2017 and each of the five years in the period ended June 30, 2017 is set forth below. You should read this table in conjunction with the consolidated financial statements and notes incorporated by reference in this prospectus. For the purpose of computing these ratios, “earnings” consists of the sum of income (loss) before provision for income taxes and fixed charges, less undistributed equity in income from 50%-or-less owned affiliates; “fixed charges” consists of the sum of interest expense and the estimated interest portion of operating lease expense.

	Year ended					Pro forma year ended June 30, 2017 (1)	Adjusted pro forma year ended June 30, 2017 (2)	Three months ended September 29, 2017	Pro forma three months ended September 29, 2017 (1)	Adjusted pro forma three months ended September 29, 2017 (2)
	June 28, 2013	June 27, 2014	July 3, 2015	July 1, 2016	June 30, 2017
Ratio of Earnings to Fixed Charges	17.3x	24.4x	23.9x	1.5x	1.9x	2.1x	3.6x	4.4x	5.0x	8.4x

(1)	Pro forma ratio of earnings to fixed charges gives effect to the issuance of the notes offered hereby and the application of all the net proceeds therefrom, to fund the purchase of a portion of our 2024 Unsecured Notes currently outstanding in the 2024 Tender Offer, and, if the 2024 Tender Offer is not consummated or if we purchase less than all of the outstanding 2024 Unsecured Notes in the 2024 Tender Offer, to fund the redemption of any 2024 Unsecured Notes that remain outstanding, in each case, including all accrued interest, related premiums, fees and expenses. For each increase (decrease) of one-eighth of a percent (0.125 percent) in the interest rate assumed for the notes, pro forma interest expense would increase (decrease) by $3.0 million.
(2)	Adjusted pro forma ratio of earnings to fixed charges represents pro forma ratio of earnings to fixed charges on an as adjusted basis after giving effect to the Refinancing Transactions, the U.S. Dollar TLB Repricing and the Euro TLB Prepayment. For each increase (decrease) of one-eighth of a percent (0.125 percent) in the interest rate assumed for the notes, pro forma interest expense would increase (decrease) by $3.0 million.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, long term debt including current portion of long-term debt and total shareholders’ equity as of September 29, 2017:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the Euro TLB Prepayment, the Term Loan A regular quarterly amortization payment, the Refinancing Transactions, and the proposed Share Repurchase (including the use of $2.4 billion of available cash on hand).

This table should be read in conjunction with the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and the related notes, which are incorporated by reference in this prospectus. See also “Use of Proceeds” and “Prospectus Summary—Recent Developments.”

	As of September 29, 2017
	Actual	As adjusted
	(in millions)
Cash and cash equivalents (4)	$6,886	$3,400
Short-term investments	35	35

Long-term debt (including current portion of long-term debt) (1):
Secured debt
Variable interest rate Term Loan A maturing 2021 (2)	$4,073	—
Variable interest rate Term Loan A-1 maturing 2023 (2)	—	5,022
Variable interest rate U.S. Term Loan B-2 maturing 2023 (3)	2,963	—
Variable interest rate U.S. Term Loan B-3 maturing 2023 (3)	—	2,963
Variable interest rate Euro Term Loan B-2 maturing 2023 (5)	1,031	—
2023 Secured Notes (6)	1,875	—
Unsecured debt
2024 Unsecured Notes (7)	3,350	—
Notes offered hereby (8)	—	2,300
Convertible senior notes due 2024 (9)	—	1,000
Convertible senior notes due 2020	35	35

Total principal of long-term debt (including current portion of long-term debt)	13,327	11,320

Issuance costs and debt discounts	(196)	(233)

Total long-term debt (including current portion of long-term debt)	13,131	11,087

Total shareholders’ equity (9)(10)	12,059	10,806

Total capitalization	$25,190	$21,893

(1)	We had $1.0 billion of additional borrowing availability under the Revolving Credit Facility as of September 29, 2017 and, on an as adjusted basis after giving effect to the RCF Increase, additional borrowing availability under the Revolving Credit Facility would have been $1.5 billion. In connection with this offering and the TLA Increase, we also expect to extend the maturity of our existing Revolving Credit Facility by approximately 2 years to a maturity date of 2023.
(2)

In connection with this offering, we expect to increase the size of our $4.073 billion Term Loan A currently maturing in 2021 (the “Term Loan A”) by up to $1.0 billion (as may be increased by up to an additional $1.0 billion if the full amount Convertible Notes Offering is not completed) (the “TLA Increase”) and extend the maturity of the entire Term Loan A by approximately 2 years to 2023. As a result, after reflecting the regular quarterly principal payment on our current Term Loan A of $51 million on December 29, 2017, and immediately following the TLA Increase on the terms contemplated herein, there will be no outstanding indebtedness under the Term Loan A tranche maturing in 2021, and there will be an aggregate $5.022 billion in outstanding indebtedness under a new Term Loan A tranche maturing in 2023 (or if the full amount of the TLA Increase is effected, up to $6.022 billion). However, we cannot assure you that the TLA Increase will be completed at all or even for the full increase amount anticipated. If the closing of the TLA Increase is not completed, or if we increase the Term Loan A by a lower amount than currently anticipated, we may not redeem all or any of our 2023 Secured Notes currently outstanding.
(3)	On November 8, 2017, we borrowed $2.96 billion under a new U.S. dollar-denominated term loan (“U.S. Term Loan B-3”) under the Credit Facilities and used the net proceeds of the U.S. Term Loan B-3 to prepay in full the U.S. Term Loan B-2.
(4)	We used $1.031 billion of available cash on hand to finance the full repayment of the aggregate principal amount of outstanding Euro Term Loan B-2 on November 17, 2017 (as further described in footnote (5) herein), $51 million for the quarterly principal payment on our Term Loan A on December 29, 2017 and are intending to use $2.4 billion of available cash on hand to finance the Refinancing Transactions to be completed concurrently with the issuance of the notes contemplated herein and for the proposed share repurchase.
(5)	Euro Term Loan B-2 outstanding principal amounts as of September 29, 2017 were based upon the Euro to U.S. dollar exchange rate as of that date. On November 17, 2017, we made a voluntary prepayment for the full principal amount of our Euro Term Loan B-2 using available cash on hand.
(6)	We intend to use the net proceeds from the proposed Convertible Notes Offering and the proposed TLA Increase, together with available cash on hand, to fund the redemption of the 2023 Secured Notes currently outstanding, including all accrued interest, related premiums, fees and expenses.
(7)	We intend to use the net proceeds from the issuance of the notes offered hereby, together with available cash on hand, to fund the purchase of all of our 2024 Unsecured Notes in the 2024 Tender Offer, and, if the 2024 Tender Offer is not consummated, or if we purchase less than all of the outstanding 2024 Unsecured Notes in the 2024 Tender Offer, to fund the redemption of any 2024 Unsecured Notes that remain outstanding, in each case, including all accrued interest, related premiums, fees and expenses, and a result, following such 2024 Notes Refinancing Transaction, we will have no outstanding 2024 Unsecured Notes.
(8)	Represents the aggregate principal amount of the notes offered hereby.
(9)	Reflects the issuance of $1.0 billion aggregate principal amount of convertible senior notes due 2024 in the proposed Convertible Notes Offering. In accordance with Accounting Standards Codification 470-20 (ASC 470-20), a convertible debt instrument that may be settled entirely or partially in cash is required to be separated into a liability and equity component, such that interest expense reflects the issuer’s nonconvertible debt interest rate. Upon issuance, a debt discount will be recognized as a decrease in debt and an increase in additional paid-in capital. The debt component will accrete up to the principal amount over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay, and the amount shown in the table above for the convertible notes is the aggregate principal amount of the convertible notes “Issuance costs and debt discounts” and “Total shareholders’ equity” reflect preliminary estimates of the discount to be recognized in accordance with ASC 470-20. These estimates may be revised upon settlement of the offering.
(10)	Reflects proposed share repurchase as well as estimated loss on settlement of the 2023 Secured Notes and 2024 Unsecured Notes.

DESCRIPTION OF NOTES

Western Digital Corporation (“Western Digital”) will issue its 4.750% Senior Notes due 2026 (the “Notes”) (the “Notes”) under an indenture to be dated the Issue Date (the “Indenture”) by and among Western Digital, the Guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”). The Indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended.

Certain terms used in this description are defined under the subheading “—Certain Definitions.” In this description, the words “we,” “us,” “our” and “Issuer” refer to Western Digital and not to any of its subsidiaries.

The following description is only a summary of the material provisions of the Notes and the Indenture. We urge you to read the Indenture because it, not this description, defines your rights as holders of the Notes. You may request copies of the Indenture at our address set forth under the heading “Where You Can Find More Information.”

The registered holder will be treated as the owner of a Note for all purposes. Only registered holders will have rights under the Indenture.

Brief Description of the Notes

The Notes will be:

•	unsecured senior obligations of the Issuer, ranking equally in right of payment with all future and existing unsecured senior obligations of the Issuer (including the Issuer’s obligations under the 2024 Unsecured Notes);

•	senior in right of payment to any future subordinated indebtedness of the Issuer;

•	effectively subordinated to all secured indebtedness of the Issuer (including the Issuer’s obligations under the Credit Agreement and the 2023 Secured Notes) to the extent of the value of the collateral securing such indebtedness;

•	structurally subordinated to all existing and future indebtedness and other claims and liabilities, including preferred stock, of the Issuer’s subsidiaries that do not guarantee the Notes; and

•	guaranteed by each Guarantor on an unsecured senior basis.

Principal, Maturity and Interest

We will initially issue up to $2,300 million aggregate principal amount of the Notes in minimum denominations of $2,000 and any greater integral multiple of $1,000. The Notes will mature on February 15, 2026. We are permitted to issue more Notes under the Indenture in an unlimited aggregate principal amount (the “Additional Notes”); provided that any such Additional Notes that are not issued either in a “qualified reopening” for U.S. federal income tax purposes, with no more than a de minimis amount of original issue discount or otherwise as part of the same “issue” for U.S. federal income tax purposes will have one or more separate CUSIP numbers. The Notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of Notes,” references to the Notes include any Additional Notes actually issued.

Interest on the Notes will accrue at the rate of 4.750% per annum and will be payable semiannually in arrears on February 15 and August 15 commencing on August 15, 2018. We will make each interest payment to the holders of record of the Notes on the immediately preceding February 1 and August 1.

Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

Except as set forth below, we will not be entitled to redeem the Notes at our option.

Notice of any redemption of the Notes in connection with a transaction or an event (including a Change of Control Triggering Event) may, at the Issuer’s discretion, be given prior to the completion or the occurrence thereof and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of the related transaction or event. In addition, if such redemption is subject to one or more conditions precedent, such notice shall describe each such condition and, if applicable, shall state that in the Issuer’s discretion, the redemption date may be delayed until such time (including, subject to the applicable procedures of DTC, more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. The Issuer will provide prompt written notice to the Trustee and the holders of the Notes prior to the close of business two Business Days prior to the redemption date rescinding such redemption and notice of redemption shall be rescinded and of no force or effect. Upon the Company’s written request given at least five (5) Business Days prior to the date such notice shall be sent (unless the Trustee consents to a shorter period), the Trustee shall (on at the date specified in such written request or promptly after such time) forward such notice to the holders in the Company’s name and at the Company’s expense in the same manner in which the notice of redemption was given.

Prior to November 15, 2025, we will be entitled, at our option, to redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus the Notes Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the redemption date. In addition, on or after November 15, 2025, we may redeem the Notes in whole or in part at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the redemption date. Notice of any such redemption must be mailed by first-class mail to each holder’s registered address (or delivered by electronic transmission in accordance with the applicable procedures of DTC), not less than 30 nor more than 60 days prior to the redemption date. Calculation of the redemption price will be made by us or on our behalf by such person as we shall designate; provided that such calculation or the correctness thereof shall not be a duty or obligation of the Trustee.

If the optional redemption date is on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest in respect of Notes subject to redemption will be paid on the redemption date to the Person in whose name the Note is registered at the close of business, on such record date, and no additional interest will be payable to holders whose Notes will be subject to redemption by the Issuer.

“Applicable Premium” means with respect to a Note at any redemption date, as provided by the Issuer, the excess of (1) the present value at such redemption date of the Remaining Scheduled Payments on such Note (but excluding accrued and unpaid interest, if any, to, but excluding, the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (2) the principal amount of such Note on such redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date, (1) the average of the yields in each statistical release for the immediately preceding week designated “H.15” or any successor publication which is published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under “U.S. government securities—Treasury constant maturities—nominal,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the Notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the date that the applicable redemption notice is first mailed or sent, in each case, plus 50 basis points.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes from the redemption date to November 15, 2025, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to November 15, 2025.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (2) of the Adjusted Treasury Rate definition is applicable, the average of four, or such lesser number as is obtained by the Issuer, Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means the Reference Treasury Dealer selected by the Issuer.

“Reference Treasury Dealer” means either J.P. Morgan Securities, LLC and its successors and assigns or Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors and assigns.

“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Issuer, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Issuer by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the second Business Day immediately preceding the date that the applicable redemption notice is first mailed or sent.

“Remaining Scheduled Payments” means the remaining payments of principal of and interest on the Notes that would be due after the redemption date but for such redemption if the Notes matured on November 15, 2025. If the redemption date is not an interest payment date, the amount of the next succeeding scheduled interest payment on the Notes will be reduced by the amount of interest accrued thereon to the redemption date.

Selection and Notice of Redemption

If we are redeeming fewer than all the Notes at any time, the Trustee will select Notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate unless otherwise required by law or applicable stock exchange or depositary requirements, including the applicable procedures of DTC.

We will redeem Notes of $2,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail (or delivered by electronic transmission in accordance with the applicable procedures of DTC) not less than 30 nor more than 60 days prior to the redemption date to each holder of Notes to be redeemed at its registered address with a copy to the Trustee.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. Upon surrender of a Note that is redeemed or purchased in part, we will issue a new Note in a principal amount equal to the unredeemed portion of the original Note surrendered in the name of the holder thereof. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

No Sinking Fund; Open Market Purchases

We are not required to make any sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase, Notes as described under the captions “—Change of Control Triggering Event.” We may at any time and from time to time purchase Notes in the open market, through privately negotiated transactions, exchange offers or otherwise.

Guarantees

As of the Issue Date, each Subsidiary of the Issuer that is a guarantor or obligor under the Credit Agreement will guarantee the Notes.

Each Guarantor will jointly and severally guarantee, on a senior unsecured basis, our obligations under the Notes. The obligations of each Guarantor under its Guarantee are designed to be limited as necessary to prevent such Guarantee from constituting a fraudulent conveyance under applicable law and, therefore, will be expressly limited to the maximum amount that such Guarantor could guarantee without such Guarantee constituting a fraudulent conveyance. This limitation, however, may not be effective to prevent such Guarantee from constituting a fraudulent conveyance. In addition, if a Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guaranties and other contingent liabilities) of the applicable Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Under certain circumstances a court could cancel the notes or the related guarantees under fraudulent conveyance laws. If that occurs, you may not receive any payments on the notes.”

Each Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

The Guarantee of a Guarantor will be automatically released upon:

(1)	(a) at such time as such Guarantor is no longer a guarantor or obligor of any (i) Credit Facility of the Issuer or any Guarantor with an aggregate principal amount of $100 million or more (including the Credit Agreement) (unless such Guarantor is released from its obligations in respect of such Credit Facility in connection with a substantially simultaneous release of its Guarantee of the Notes) or (ii) Material Capital Markets Debt of the Issuer or any Guarantor (unless such Guarantor is released from its obligations in respect of such Material Capital Markets Debt in connection with the payment in full of such Material Capital Markets Debt);

(b)	the sale, issuance or other disposition of Capital Stock of such Guarantor (including by way of merger or consolidation), such that it is no longer a Subsidiary or the sale of all or substantially all of its assets to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Subsidiary, so long as the sale or other disposition does not violate any provisions of the covenant described under “—Certain Covenants—Consolidation, Merger, Sale or Conveyance” required to be performed at the time of such transaction;

(c)	the release or discharge of the indebtedness that would have required such Guarantor to provide a Guarantee pursuant to the covenant described under “—Certain Covenants— Limitation on Non-Guarantor Subsidiary Debt” other than a release or discharge in connection with enforcement;

(d)	the Issuer exercising its legal defeasance option or its covenant defeasance option as described under “—Defeasance” or if its obligations under the Indenture are discharged in accordance with the terms of the Indenture; or

(e)	in connection with the dissolution or liquidation of such Guarantor; and

(2)	such Guarantor delivering to the Trustee an Officer’s Certificate stating that all conditions provided for in the Indenture relating to such release have been complied with.

Ranking

The indebtedness evidenced by the Notes and the Guarantees will be senior unsecured obligations and will rank equally in right of payment with all other unsecured unsubordinated indebtedness of the Issuer or the applicable Guarantor, as the case may be, but will be effectively junior to all secured indebtedness, including the obligations of the Issuer and the Guarantors under the Credit Agreement and the 2023 Secured Notes, to the extent of the value of the assets securing such indebtedness.

As of September 29, 2017, on an as adjusted basis as described under “Capitalization”:

(1)	the Issuer and the Guarantors had approximately $9.9 billion of secured indebtedness outstanding and on an as adjusted basis after giving effect to the settlement of the Euro TLB Prepayment (as defined in the prospectus) on November 17, 2017, we had approximately $8.9 billion aggregate principal amount of secured debt outstanding; and

(2)	the Issuer and the Guarantors had approximately $1.0 billion available for borrowing under the revolving credit facility under the Credit Agreement, which, if borrowed, would be secured indebtedness and, on an as adjusted basis after giving effect to the RCF Increase (as defined in the prospectus), additional borrowing availability under the revolving credit facility under the Credit Agreement would have been $1.5 billion.

The Indenture contains no limitations on the amount of additional indebtedness that the Issuer and the Guarantors may incur and therefore the amount of such indebtedness could be substantial and, subject to the limitations set forth in the covenant described under “—Certain Covenants—Limitation on Liens,” such indebtedness may be secured indebtedness. The Indenture also does not limit the incurrence of unsecured indebtedness by our Subsidiaries that are Guarantors. The Indenture does limit the incurrence of unsecured indebtedness by our Subsidiaries that are not Guarantors as set forth in the covenant described under “—Certain Covenants—Limitation on Non-Guarantor Subsidiary Debt.” Moreover, the Indenture does not impose any limitation on the incurrence by us or such Subsidiaries of liabilities that are not considered indebtedness under the Indenture.

A substantial portion of our operations are conducted through our Subsidiaries. Most of our Subsidiaries are not guaranteeing the Notes, and, as described above under “—Guarantees,” Guarantees may be released under certain circumstances. In addition, our future Subsidiaries may not be required to guarantee the Notes. Claims of creditors of such non-Guarantor Subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by such non-Guarantor Subsidiaries, and claims of preferred stockholders of such non-Guarantor Subsidiaries generally will have priority with respect to the assets and earnings of such non-Guarantor Subsidiaries over the claims of our creditors, including the holders. Accordingly, the Notes will be structurally subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-Guarantor Subsidiaries.

As of September 29, 2017, the Issuer’s Subsidiaries that will not guarantee the Notes would have had approximately $3.4 billion of aggregate total liabilities (excluding intercompany transactions). In addition, for the twelve months ended September 29, 2017, these non-Guarantor Subsidiaries would have accounted for approximately 39% of our net sales and approximately 63% of our total operating income, and as of September 29, 2017, these non-Guarantor Subsidiaries would have accounted for approximately 83% of our total consolidated assets (excluding intercompany transactions).

Change of Control Triggering Event

Within 30 days following the occurrence of a Change of Control Triggering Event, unless we have exercised our option to redeem all the Notes as described under “—Optional Redemption,” each noteholder shall have the right to require that the Issuer make an offer to purchase such noteholder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to but excluding the date of purchase.

If the Change of Control purchase date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest to the Change of Control purchase date will be paid on the Change of Control purchase date to the Person in whose name a Note is registered at the close of business on such record date.

Within 30 days following the occurrence of a Change of Control Triggering Event, unless we have exercised our option to redeem all the Notes as described under “—Optional Redemption,” we will mail (or deliver by electronic transmission in accordance with the applicable procedures of DTC) a notice to each noteholder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1)	that a Change of Control Triggering Event has occurred and that such noteholder has the right to require us to purchase such noteholder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to but excluding the date of purchase;

(2)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is sent); and

(3)	the instructions, as determined by us, consistent with the covenant described hereunder, that a noteholder must follow in order to have its Notes purchased.

We will not be required to make a Change of Control Offer following a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or if the Issuer has exercised its option to redeem all the Notes pursuant to the provisions described under “—Optional Redemption.”

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

The Change of Control Triggering Event purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Issuer and, thus, the removal of incumbent management. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional secured indebtedness are contained in the covenant described under “—Certain Covenants—Limitation on Liens.” Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenant, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

Holders may not be entitled to require us to purchase their Notes in certain circumstances involving a significant change in the composition of the Board of Directors, including in connection with a proxy contest.

The Credit Agreement provides that the occurrence of certain change of control events with respect to the Issuer would constitute a default thereunder. Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the purchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to purchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such purchase on us. Finally, our ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. See “Risk Factors—We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes.”

Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making of such Change of Control Offer. In such case, the notice shall state that, in the Issuer’s (or such third party offeror’s) discretion, the Change of Control purchase date may be delayed until such time as the Change of Control Triggering Event shall have occurred, or such repurchase may not occur and such notice may be rescinded in the event that the Change of Control Triggering Event shall not have occurred by the Change of Control purchase date, or by the Change of Control purchase date as so delayed.

The phrase “all or substantially all,” as used with respect to the assets of the Issuer in the definition of “Change of Control,” is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” the assets of the Issuer has occurred in a particular instance, in which case a holder’s ability to obtain the benefit of these provisions could be unclear.

The provisions under the Indenture relative to our obligation to make an offer to purchase the Notes as a result of a Change of Control Triggering Event may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

For purposes of this discussion of a repurchase of the Notes following a Change of Control Triggering Event:

A “Change of Control” means the occurrence of any of the following:

(1)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Issuer;

(2)	the merger or consolidation of the Issuer with or into another Person or the merger of another Person with or into the Issuer, or the sale of all or substantially all the assets of the Issuer (determined on a consolidated basis) to another Person other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Issuer immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least 50% of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Notes and a Subsidiary of the transferor of such assets; or

(3)	an event constituting a “change of control” under the indenture governing the 2023 Secured Notes to the extent any of the 2023 Secured Notes are then outstanding.

Notwithstanding the foregoing:

(a)	a transaction will not be deemed to involve a Change of Control if (x) the Issuer becomes a direct or indirect wholly-owned Subsidiary of another Person and (y) (i) the shares of the Issuer’s Voting

Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of such Person immediately after giving effect to such transaction or (ii) immediately following that transaction, no Person (other than a Person satisfying the requirements of this clause) is the beneficial owner, directly or indirectly, of more than 50% of the voting power of the Voting Stock of such Person, and

(b)	the entry into one or more agreements that, upon consummation of the transactions contemplated thereon would constitute a Change of Control, do not constitute a Change of Control until such consummation.

Certain Covenants

Consolidation, Merger, Sale or Conveyance

The Indenture will provide that:

(a)        the Issuer may not (i) consolidate with or merge into any other entity or (ii) convey, transfer or lease all or substantially all of the properties and assets of the Issuer and its subsidiaries taken as a whole, unless:

(1)	the Issuer is the successor entity, or the successor or transferee entity, if other than the Issuer, is a Person (if such Person is not a corporation, then such successor or transferee shall include a corporate co-issuer) organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and expressly assumes by a supplemental indenture executed and delivered to the Trustee, the due and punctual payment of the principal of, any premium on and any interest on all the outstanding Notes and the performance of every covenant and obligation in the Indenture to be performed or observed by the Issuer;

(2)	immediately after giving effect to the transaction, no Event of Default, as defined in the Indenture, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

(3)	the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each in the form required by the Indenture and stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the foregoing provisions relating to such transaction, and constitutes the legal, valid and binding obligation of the Issuer or successor entity, as applicable, subject to customary exceptions.

In case of any such consolidation, merger, conveyance or transfer (but not lease), the successor entity will succeed to and be substituted for the Issuer as obligor on the Notes, with the same effect as if it had been named in the Indenture as the Issuer.

(b)	No Guarantor may consolidate with or merge into any other entity, unless:

(1)	the Issuer or a Guarantor is the successor entity or the successor or transferee entity, if not such Guarantor prior to such consolidation or merger, shall be a Person organized and existing under the laws of the jurisdiction under which such Guarantor was organized or under the laws of the United States of America, any State thereof or the District of Columbia, and expressly assumes, by a supplemental indenture executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of such Guarantor under its Guarantee; provided, however, that the foregoing shall not apply in the case of a Guarantor (x) that has been, or will be as a result of the subject transaction, disposed of in its entirety to another Person (other than to the Issuer or an Affiliate of the Issuer), whether through a merger or consolidation or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary;

(2)	immediately after giving effect to the transaction, no Event of Default, as defined in the Indenture, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

(3)	the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each in the form required by the Indenture and stating that such consolidation or merger and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the foregoing provisions relating to such transaction and constitutes the legal, valid and binding obligation of the Guarantor or successor entity, as applicable, subject to customary exceptions.

Notwithstanding clauses (a) and (b) above, (x) clauses (a)(2)-(3) and (b)(2)-(3) of this “—Consolidation, Merger, Sale or Conveyance” covenant will not apply to a merger, transfer or conveyance or other disposition of assets between or among the Issuer and the Guarantors and (y) this “—Consolidation, Merger, Sale or Conveyance” covenant will not apply to any Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Issuer and/or one or more Guarantors.

In addition, notwithstanding the foregoing, any Guarantor may (x) merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof or (y) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor.

Limitation on Liens

The Issuer will not, and will not permit any of its Subsidiaries to, create, incur, issue, assume or guarantee any Debt secured by a Lien upon (a) any Property of the Issuer or such Subsidiary, or (b) any shares of Capital Stock or other securities issued by any Subsidiary of the Issuer and owned by the Issuer or any Subsidiary of the Issuer, whether owned on the Issue Date or thereafter acquired, without effectively providing concurrently that the Notes then outstanding under the Indenture are secured equally and ratably with or, at the option of the Issuer, prior to such Debt so long as such Debt shall be so secured.

The foregoing restriction shall not apply to, and there shall be excluded from Debt (or any guarantee thereof) in any computation under such restriction, Debt (or any guarantee thereof) secured by:

(1)	Liens on any property existing at the time of the acquisition thereof;

(2)	Liens on property of a Person existing at the time such Person is merged into or consolidated with the Issuer or a Subsidiary of the Issuer or at the time of a sale, lease or other disposition of the properties of such Person (or a division thereof) as an entirety or substantially as an entirety to the Issuer or a Subsidiary of the Issuer; provided that any such Lien does not extend to any property owned by the Issuer or any Subsidiary of the Issuer immediately prior to such amalgamation, merger, consolidation, sale, lease or disposition;

(3)	Liens on property of a Person existing at the time such Person becomes a Subsidiary of the Issuer;

(4)	Liens in favor of the Issuer or a Subsidiary of the Issuer;

(5)

(x) Liens to secure all or part of the cost of acquisition, construction, development or improvement of the underlying property, or to secure Debt in an aggregate principal amount not to exceed $650 million incurred to provide funds for any such purpose; provided that the commitment of the creditor to extend the credit secured by any such Lien shall have been obtained no later than 270 days after the later of (a) the completion of the acquisition, construction, development or improvement of such property or (b) the placing in operation of such property; provided, further, that such Liens do not extend to any property other than such property subject to acquisition, construction, development or improvement and accessions thereto and improvements thereon; and (y) Liens securing any extension, renewal, replacement or refunding of any Debt (or any guarantee thereof) secured by a Lien referred to in the foregoing clause (x); provided that any Lien created or incurred in connection with such extension, renewal, replacement or refunding of such Debt (or any guarantee thereof) shall be created within 270 days of repaying the Debt (or any guarantee thereof) secured by the Lien referred to in the foregoing clause (x) and the principal amount of the Debt (or any guarantee thereof) secured thereby and not otherwise authorized by the foregoing clause (x) shall not exceed the principal amount of such Debt (or any guarantee thereof), plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding;

(6)	Liens existing on the Issue Date or Liens securing an extension, renewal, replacement or refunding of any Debt (or any guarantee thereof) secured by a Lien existing on the Issue Date, or referred to in clauses (1)-(3) or (10); provided that any Lien created or incurred in connection with such extension, renewal, replacement or refunding of such Debt (or any guarantee thereof) shall be created within 270 days of repaying the Debt (or any guarantee thereof) secured by a Lien referred to in clauses (1)-(3) or (10) and the principal amount of the Debt (or any guarantee thereof) secured thereby and not otherwise authorized by clauses (1)-(3) or (10) shall not exceed the principal amount of such Debt (or any guarantee thereof), plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding;

(7)	Liens in favor of the Notes and the Guarantees;

(8)	Permitted Liens;

(9)	Liens securing Debt pursuant to:

(x)	the revolving credit facility under the Credit Agreement and any other Credit Facilities that are revolving credit facilities, in an aggregate principal amount at any time outstanding under this clause (x) not to exceed $1,500 million;

(y)	other Credit Facilities (including the term loans under the Credit Agreement), which may, for the avoidance of doubt, include revolving credit facilities (including an increase in a revolving credit facility incurred under clause (x) above), in an aggregate principal amount at any time outstanding under this clause (y) not to exceed an amount equal to $7,036 million plus the aggregate amount of any increase to the term loan A facilities under the Credit Agreement, if any, following the Issue Date in connection with the TLA Increase described in this prospectus under “Prospectus Summary — Recent Developments — Increase and Extension of Term Loan A, the Revolving Credit Facility and Credit Agreement Amendments”; and

(z)

(I) the 2023 Secured Notes in an aggregate principal amount at any time outstanding not to exceed an amount equal to (A) $1,875 million less (B) the aggregate principal amount of 2023 Senior Secured Notes repurchased, redeemed or refinanced on or after the Issue Date in connection with the TLA Increase described in this prospectus under “Prospectus Summary —Recent Developments — Increase and Extension of Term Loan A, the Revolving Credit Facility and Credit Agreement Amendments” and the convertible notes offering described in this prospectus under “Prospectus Summary — Recent Developments — Convertible Notes Offering” and (II) Liens securing any extension, renewal, replacement or refunding of the 2023 Secured Notes (or any guarantee thereof) not repurchased, redeemed or refinanced pursuant to the foregoing clause (I)(B); provided that any Lien created or incurred in connection with such extension, renewal, replacement or refunding of the 2023 Secured Notes (or any guarantee thereof) shall be created within 270 days of repaying the 2023 Secured Notes (or any guarantee thereof) secured by the Lien referred to in the foregoing clause (I) and the principal amount of the Debt (or any guarantee thereof) secured thereby and not otherwise authorized by foregoing clause (I) shall not exceed the principal amount of the 2023 Secured Notes (or any guarantee thereof), plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding;

(10)	Liens on property of Non-Guarantor Subsidiaries securing Non-Guarantor Subsidiary Debt; and

(11)	Liens incurred in the ordinary course of business securing Debt with an aggregate principal amount at any time outstanding not to exceed $200 million.

Notwithstanding the restrictions described above, the Issuer and any Subsidiaries of the Issuer may create, incur, issue, assume or guarantee Debt secured by Liens without equally and ratably securing the Notes then outstanding if, at the time of such creation, incurrence, issuance, assumption or guarantee, after giving effect thereto and to the retirement of any Debt which is concurrently being retired, the aggregate amount of all such Debt secured by Liens which would otherwise be subject to such restrictions (excluding, for the purposes of determining such amount, any Debt (or any guarantee thereof) secured by Liens permitted as described in clauses (1)-(11) of the immediately preceding paragraph) plus the aggregate amount of Non-Guarantor Subsidiary Debt outstanding at such time (excluding, for the purposes of determining such amount, any Non-Guarantor Subsidiary Debt (or any guarantee thereof) permitted as described in clauses (1)-(6) of the second paragraph under “— Limitation on Non-Guarantor Subsidiary Debt” plus all Attributable Debt of the Issuer and the Subsidiaries of the Issuer in respect of Sale/ Leaseback Transactions with respect to Properties (with the exception of such transactions that are permitted under, in each case without duplication, clauses (1)-(4) of the first sentence of the first paragraph under “—Limitation on Sale/Leaseback Transactions” below) would not exceed the greater of (x) $1,500 million and (y) the amount that would cause the Consolidated Priority Debt Ratio to exceed 2.50 to 1.00. The Issuer or any of its Subsidiaries also may, without equally and ratably securing the Notes, extend, renew, substitute, replace, refinance or refund any Debt secured by Liens permitted pursuant to the preceding sentence; provided that any Debt incurred to so extend, renew, substitute, replace, refinance or refund shall be incurred within 270 days of the maturity, retirement or other repayment or prepayment (including any such repayment pursuant to amortization obligations) of the Debt secured by Liens being extended, renewed, substituted, replaced, refinanced or refunded and the outstanding amount of Debt incurred to so extend, renew, substitute, replace, refinance or refund shall not exceed the outstanding amount of the Debt secured by Liens being extended, renewed, substituted, replaced, refinanced or refunded plus any premiums or fees (including tender premiums) or other reasonable amounts payable, plus the amount of fees, expenses and other costs incurred, in connection with any such extension, renewal, substitution, replacement, refinancing or refunding.

For purposes of the foregoing covenant, in the event that any Lien meets the criteria of more than one of the types of Liens described above, the Issuer, in its sole discretion, will classify, and may reclassify, such Liens and only be required to include the amount and type of such Liens in one of the numbered paragraphs above or the immediately preceding paragraph, and Liens may be divided and classified and reclassified into more than one of the types of Liens described above. In addition, for purposes of calculating compliance with the foregoing covenant, in no event will the amount of any Debt or Liens securing any Debt be required to be included more than once despite the fact more than one Person is or becomes liable with respect to such Debt and despite the fact such Debt is secured by the assets of more than one Person (for example, and for avoidance of doubt, in the case where there are Liens on assets of one or more of the Issuer and its Restricted Subsidiaries securing any Debt, the amount of such Debt secured shall only be included once for purposes of such calculations).

For the avoidance of doubt, the loans and commitments outstanding under the Credit Agreement and the principal amount of 2023 Secured Notes outstanding on the Issue Date shall be secured pursuant to clause (9) above and may not be reclassified.

Limitation on Non-Guarantor Subsidiary Debt

The Issuer will not permit any of its Subsidiaries that is not a Guarantor (each such Subsidiary, a “Non-Guarantor Subsidiary”) to create, assume, incur, guarantee or otherwise become liable for any Debt (any such Debt or guarantee, “Non-Guarantor Subsidiary Debt”), without causing such Non-Guarantor Subsidiary (other than any Excluded Subsidiary) to guarantee the payment of the principal of, premium, if any, and interest on the Notes on an unsecured unsubordinated basis until such time as such Debt or guarantee, as the case may be, is no longer outstanding or in effect.

The foregoing restriction shall not apply to, and there shall be excluded from Non-Guarantor Subsidiary Debt in any computation under such restriction, Non-Guarantor Subsidiary Debt constituting:

(1)        Non-Guarantor Subsidiary Debt of a Person existing at the time such Person is merged into or consolidated with or otherwise acquired by the Issuer or any Subsidiary of the Issuer or otherwise becomes a Subsidiary of the Issuer (or arising thereafter pursuant to contractual commitments entered into prior to such Person becoming a Subsidiary) or at the time of a sale, lease or other disposition of the properties and assets of such Person (or a division thereof) as an entirety or substantially as an entirety to a Subsidiary of the Issuer (or arising thereafter pursuant to contractual commitments entered into prior to such Person becoming a Subsidiary) and is assumed by such Subsidiary, other than any increase in the amount of such Non-Guarantor Subsidiary Debt (including any increase in the amount of such Non-Guarantor Subsidiary Debt arising pursuant to contractual commitments entered into prior to such acquisition) incurred in contemplation thereof; provided that any such Non-Guarantor Subsidiary Debt is not guaranteed by any other Subsidiary of the Issuer (other than any Guarantee existing at the time of such merger, consolidation or sale, lease or other disposition of properties and assets and that was not issued in contemplation thereof);

(2)        Non-Guarantor Subsidiary Debt owed to the Issuer or any Subsidiary or under guarantees of any such Non-Guarantor Subsidiary Debt;

(3)        Non-Guarantor Subsidiary Debt with respect to a Permitted Receivables Financing;

(4)        Non-Guarantor Subsidiary Debt permitted to be secured by Liens permitted by clauses (5) and (11) of the second paragraph under the heading “—Limitation on Liens” (whether or not such Non-Guarantor Subsidiary Debt is in fact secured by such Liens) and any Guarantees thereof;

(5)        (x) Non-Guarantor Subsidiary Debt in an aggregate amount not to exceed $1,500 million and (y) any extension, renewal, replacement or refunding of any Guarantor Subsidiary Debt (or any guarantee thereof) referred to in the foregoing clause (x); provided that any such Non-Guarantor Subsidiary Debt incurred to so extend, renew, substitute, replace, refinance or refund shall be incurred within 270 days of the maturity, retirement or other repayment or prepayment (including any such repayment pursuant to amortization obligations with respect to such Non-Guarantor Subsidiary Debt) of the Non-Guarantor Subsidiary Debt referred to in the foregoing clause (x) and the outstanding amount of the Non-Guarantor Subsidiary Debt incurred to so extend, renew, substitute, replace, refinance or refund shall not exceed the outstanding amount of Non-Guarantor Subsidiary Debt being extended, renewed, substituted, replaced, refinanced or refunded plus any premiums or fees (including tender premiums) or other reasonable amounts payable, plus the amount of fees, expenses and other costs incurred, in connection with any such extension, renewal, substitution, replacement, refinancing or refunding; or

(6)        Non-Guarantor Subsidiary Debt outstanding on the Issue Date and any extension, renewal, substitution, replacement, refinancing or refunding of any Non-Guarantor Subsidiary Debt existing on the Issue Date or referred to in clauses (1), (2), (3) or (4); provided that any Non-Guarantor Subsidiary Debt incurred to so extend, renew, substitute, replace, refinance or refund shall be incurred within 270 days of the maturity, retirement or other repayment or prepayment (including any such repayment pursuant to amortization obligations with respect to such Non-Guarantor Subsidiary Debt) of the Non-Guarantor Subsidiary Debt referred to in this clause or clauses (1), (2), (3) or (4) above and the outstanding amount of the Non-Guarantor Subsidiary Debt incurred to so extend, renew, substitute, replace, refinance or refund shall not exceed the outstanding amount of Non-Guarantor Subsidiary Debt being extended, renewed, substituted, replaced, refinanced or refunded plus any premiums or fees (including tender premiums) or other reasonable amounts payable, plus the amount of fees, expenses and other costs incurred, in connection with any such extension, renewal, substitution, replacement, refinancing or refunding.

Notwithstanding the restrictions described above, any Non-Guarantor Subsidiary of the Issuer may create, assume, incur, guarantee or otherwise become liable for Non-Guarantor Subsidiary Debt that would otherwise be subject to the restrictions set forth in the first paragraph of this covenant, without guaranteeing the notes, if after giving effect thereto, the aggregate amount of Non-Guarantor Subsidiary Debt outstanding at such time (excluding, for purposes of determining such amount, any Non-Guarantor Subsidiary Debt (or any guarantee thereof) permitted as described in clauses (1)-(6) of the preceding paragraph) plus the aggregate principal amount of Debt secured by Liens on Properties then outstanding (excluding, for purposes of determining such amount, any such Debt secured by Liens described in clauses (1)-(11) of the second paragraph under the heading “—Limitation on Liens”) that are not equally and ratably secured with the outstanding Notes (or secured on a basis junior to the outstanding Notes) plus all Attributable Debt of the Issuer and the Subsidiaries of the Issuer in respect of Sale/ Leaseback Transactions with respect to Properties (with the exception of such transactions that are permitted under clauses (1)-(4) of the first sentence of the first paragraph under “—Limitation on Sale/Leaseback Transactions” below), in each case without duplication, would not exceed the greater of (x) $1,500 million and (y) the amount that would cause the Consolidated Priority Debt Ratio to exceed 2.50 to 1.00. Any Domestic Subsidiary also may, without guaranteeing the payment of the principal of, premium, if any, and interest on the Notes, extend, renew, substitute, replace, refinance or refund any Non-Guarantor Subsidiary Debt permitted pursuant to the preceding sentence; provided that any Non-Guarantor Subsidiary Debt incurred to so extend, renew, substitute, replace, refinance or refund shall be incurred within 270 days of the maturity, retirement or other repayment or prepayment (including any such repayment pursuant to amortization obligations with respect to such Non-Guarantor Subsidiary Debt) of the Non-Guarantor Subsidiary Debt being extended, renewed, substituted, replaced, refinanced or refunded and the outstanding amount of the Non-Guarantor Subsidiary Debt incurred to so extend, renew, substitute, replace, refinance or refund shall not exceed the outstanding amount of Non-Guarantor Subsidiary Debt being extended, renewed, substituted, replaced, refinanced or refunded plus any premiums or fees (including tender premiums) or other reasonable amounts payable, plus the amount of fees, expenses and other costs incurred, in connection with any such extension, renewal, substitution, replacement, refinancing or refunding.

For purposes of the foregoing covenant, in the event that any Non-Guarantor Subsidiary Debt meets the criteria of more than one of the types of Non-Guarantor Subsidiary Debt described above, the Issuer, in its sole discretion, will classify, and may reclassify, such Non-Guarantor Subsidiary Debt and only be required to include the amount and type of such Non-Guarantor Subsidiary Debt in one of the numbered paragraphs above or the immediately preceding paragraph, and Non-Guarantor Subsidiary Debt may be divided and classified and reclassified into more than one of the types of Non-Guarantor Subsidiary Debt described above. In addition, for purposes of calculating compliance with the foregoing covenant, in no event will the amount of any Non-Guarantor Subsidiary Debt be required to be included more than once despite the fact more than one Person is or becomes liable with respect to any related Debt (for example, and for avoidance of doubt, in the case where more than one Domestic Subsidiary incurs Non-Guarantor Subsidiary Debt or otherwise becomes liable for such Non-Guarantor Subsidiary Debt, the amount of such Non-Guarantor Subsidiary Debt shall only be included once for purposes of such calculations).

In addition, the restrictions described above shall not restrict any guarantees by the Issuer or its Subsidiaries of operating leases of joint ventures.

Limitation on Sale/Leaseback Transactions

The Issuer will not, and will not permit any Subsidiary of the Issuer to, enter into any Sale/ Leaseback Transaction with respect to any Property unless:

(1)	the Sale/Leaseback Transaction is solely with the Issuer or another Subsidiary of the Issuer;

(2)	the lease is for a period not in excess of 36 months (or which may be terminated by the Issuer or such Subsidiary), including renewals;

(3)	the Sale/Leaseback Transaction was entered into prior to the Issue Date or the Issuer or such Subsidiary would (at the time of entering into such arrangement) be entitled as described in clauses (1)-(11) of the second paragraph under the heading “—Limitation on Liens,” without equally and ratably securing the Notes then outstanding under the Indenture, to create, incur, issue, assume or guarantee Debt secured by a Lien on such Property in the amount of the Attributable Debt arising from such Sale/Leaseback Transaction;

(4)	the Issuer or such Subsidiary within 365 days after the sale of such Property in connection with such Sale/Leaseback Transaction is completed, applies an amount equal to the net proceeds of the sale of such Property to (a) the retirement of Notes, other Debt of the Issuer ranking on a parity with the Notes (or the Guarantees of the Notes) or Debt of a Subsidiary of the Issuer, (b) the purchase, construction, development, expansion or improvement of Property; or (c) a combination thereof; or

(5)	(a) the Attributable Debt of the Issuer and Subsidiaries of the Issuer in respect of such Sale/ Leaseback Transaction and all other Sale/Leaseback Transactions entered into after the Issue Date (other than any such Sale/Leaseback Transaction as would be permitted as described in clauses (1)-(4) of this sentence), plus

(b) the aggregate amount of Non-Guarantor Subsidiary Debt outstanding at such time (excluding, for the purposes of determining such amount, any Non-Guarantor Subsidiary Debt (or any guarantee thereof) permitted as described in clauses (1)-(6) of the second paragraph under “— Limitation on Non-Guarantor Subsidiary Debt”), plus

(c) the aggregate principal amount of Debt secured by Liens on Properties then outstanding (excluding, for the purposes of determining such amount, any such Debt secured by Liens described in clauses (1)-(11) of the second paragraph under the heading “—Limitation on Liens”) that are not equally and ratably secured with the outstanding Notes (or secured on a basis junior to the outstanding Notes), in each case without duplication, would not exceed the greater of (x) $1,500 million and (y) the amount that would cause the Consolidated Priority Debt Ratio to exceed 2.50 to 1.00.

SEC Reports

As long as the Notes are outstanding, the Issuer shall file with the Trustee, within 15 days after the Issuer has filed the same with the SEC, copies of the annual reports and of the information, documents and reports (or copies of such portions of any of the foregoing as the SEC may prescribe) that the Issuer may be required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (other than confidential filings, documents subject to confidential treatment and correspondence with the SEC); provided that the electronic filing of the foregoing reports by the Issuer on the SEC’s EDGAR system (or any successor system) shall be deemed to satisfy the Issuer’s delivery obligations to the Trustee, it being understood that the Trustee shall not be responsible for determining whether such filings have been made. The Issuer shall also comply with the other provisions of TIA § 314(a), to the extent applicable.

Delivery of any reports, information and documents to the Trustee will be for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee will be entitled to rely exclusively on Officer’s Certificates).

Defaults

Each of the following is an “Event of Default” with respect to the Notes:

(1)	a default in the payment of interest on the Notes when due, continued for 30 days;

(2)	a default in the payment of principal of any Note when due at its Stated Maturity, upon redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3)	the failure by the Issuer to comply with its obligations under “—Certain Covenants—Consolidation, Merger, Sale or Conveyance” and such failure continues for a period of 60 days;

(4)	the failure by the Issuer or any Guarantor, as the case may be, to comply for 90 days after notice with any of its obligations in the covenant described above under “—Certain Covenants—SEC Reports”;

(5)	the failure by the Issuer or any Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture;

(6)	Debt of the Issuer, any Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Debt unpaid or accelerated exceeds $500.0 million (the “cross acceleration provision”);

(7)	certain events of bankruptcy, insolvency or reorganization of the Issuer or any Significant Subsidiary (the “bankruptcy provisions”);

(8)	any final judgment or decree for the payment of money (other than judgments which are covered by enforceable insurance policies issued by solvent carriers) in excess of $500.0 million is entered against the Issuer, any Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment becoming final and is not discharged, waived or stayed within 30 days after notice (the “judgment default provision”); or

(9)	a Guarantee of the Notes ceases to be in full force and effect (other than in accordance with the terms of such Guarantee) or a Guarantor denies or disaffirms its obligations under its Guarantee of the Notes.

However, a default under clauses (4), (5) and (8) will not constitute an Event of Default until the Trustee or the holders of 30% in principal amount of the outstanding Notes notify the Issuer (with a copy to the Trustee if given by the holders) of the default and the Issuer does not cure such default within the time specified after receipt of such notice. Any default for the failure to deliver any report within the time periods prescribed in the covenant described under “—Certain Covenants—SEC Reports” or to deliver any notice or certificate pursuant to any other provision of the Indenture shall be deemed to be cured upon the subsequent delivery of any such report, notice or certificate, even though such delivery is not within the prescribed period specified.

If an Event of Default occurs and is continuing, the Trustee or the holders of at least 30% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest, if any, and premium, if any, on all the Notes to be due and payable. Upon such declaration, such principal, interest and premium, if any, shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs and is continuing, the principal of and interest (and premium, if any) on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

In case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense and then only to the extent required by the terms of the Indenture. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)	holders of at least 30% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy;

(3)	such holders have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)	holders of a majority in principal amount of the outstanding Notes have not given the Trustee a written direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such holders) or that would involve the Trustee in personal liability.

If a Default occurs, is continuing and is actually known to the Trustee, the Trustee must mail (or deliver by electronic transmission in accordance with the applicable procedures of DTC) to each holder of the Notes notice of the Default within 90 days after being notified by the Issuer. Except in the case of a Default in the payment of principal of, interest or premium on any Note, the Trustee may withhold notice if it determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the Issuer obtains knowledge of the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding affected by such amendment (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

(1)	reduce the amount of Notes whose holders must consent to an amendment;

(2)	reduce the rate of or extend the time for payment of interest on any Note;

(3)	reduce the principal of or extend the Stated Maturity of any Note;

(4)	change the optional redemption dates or prices or calculations of Notes from those described under “—Optional Redemption;”

(5)	make any Note payable in money other than that stated in such Note;

(6)	institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(7)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions;

(8)	make any change in the ranking or priority of any Note or any Guarantee thereof that would adversely affect the noteholders; or

(9)	release any Guarantor from its Guarantee of Notes, except as provided for in the Indenture.

Notwithstanding the preceding, without the consent of any holder of the Notes, the Issuer, the Guarantors and Trustee may amend or supplement the Indenture:

(1)	to cure any ambiguity, omission, defect or inconsistency, as determined in good faith by us;

(2)	to provide for the assumption by a successor Person of the obligations of the Issuer or any Guarantor under the Indenture;

(3)	to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

(4)	to add guarantees with respect to the Notes, including any Guarantees of the Notes, or to secure such Notes;

(5)	to add to the covenants or other obligations of the Issuer or any Subsidiary for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Issuer or any Subsidiary;

(6)	to make any change that would provide additional rights or benefits to the holders, or that does not materially adversely affect the rights of any holder of the Notes, as determined in good faith by us;

(7)	to comply with any requirement of the SEC in connection with any required qualification of the Indenture under the Trust Indenture Act;

(8)	to conform the text of the Indenture, Guarantees or the Notes to any provision of this “Description of Notes,” as determined in good faith by us;

(9)	to release a Guarantor from its Guarantee of the Notes when permitted by the terms of the Indenture;

(10)	to provide for successor trustees or to add to or change any provisions to the extent necessary to appoint a separate trustee for the Notes;

(11)	to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation, to facilitate the issuance and administration of the Notes, or, if incurred in compliance with the Indenture, Additional Notes; provided, however, that (A) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of holders to transfer Notes, as determined in good faith by us; or

(12)	to provide for the issuance of Additional Notes in accordance with the terms of the Indenture.

The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Transfer

The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Defeasance

The Issuer may, at its option and at any time, elect to have all of its obligations and the obligations of the Guarantors with respect to the Notes discharged with respect to the Indenture and the outstanding Notes and the Guarantees thereof issued under the Indenture (“legal defeasance”) except for:

(1)	the rights of holders to receive payments in respect of the principal, premium, if any, and interest on the Notes when such payments are due, solely out of the trust referred to below;

(2)	the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for Note payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4)	the legal defeasance provisions of the Indenture.

If the Issuer exercises the legal defeasance option, the Guarantees in effect at such time will be automatically released.

The Issuer at any time may be released from its obligations described under “—Change of Control Triggering Event” and under the covenants described under “—Certain Covenants” (other than “—Consolidation, Merger, Sale or Conveyance”) (“covenant defeasance”).

If the Issuer exercises the covenant defeasance option, the Guarantees in effect at such time will be automatically released.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default. If the Issuer exercises its covenant defeasance option, an Event of Default specified in clause (3), clause (4), clause (5), clause (7) (other than with respect to the Issuer), clause (8) or clause (9) under “—Defaults” above, in each case, shall not constitute an Event of Default.

In order to exercise either legal defeasance or covenant defeasance under the Indenture:

(1)	the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the holders, cash in U.S. dollars, Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal or valuation firm delivered to the Trustee, without consideration of any reinvestment of interest, to pay the principal, premium, if any, and interest due on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of legal defeasance, the Issuer has delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, (a) the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or (b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that the beneficial owners will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(3)	in the case of covenant defeasance, the Issuer has delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the beneficial owners will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Debt and, in each case, the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, the Credit Agreement or any other material agreement or material debt instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(5)	the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance, as the case may be, have been complied with; and

(6)	the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

Satisfaction and Discharge

The Indenture will be discharged, and will cease to be of further effect as to all Notes, when either:

(1)	all Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust) have been delivered to the Trustee for cancellation; or

(2)	(a) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal or valuation firm delivered to the Trustee if Government Securities are delivered, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as the case may be;

(b) no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other indebtedness and, in each case, the granting of Liens in connection therewith);

(c) the Issuer or any Guarantor has paid or caused to be paid all sums payable by the Issuer under the Indenture; and

(d) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer shall deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

U.S. Bank National Association is the Trustee under the Indenture and has been appointed by the Issuer as registrar and paying agent and DTC custodian with regard to the Notes. The Issuer may from time to time conduct other banking transactions, including lending transactions, or maintaining deposit accounts with U.S. Bank National Association in the ordinary course of business.

If the Trustee becomes a creditor of the Issuer or any Guarantor, the Indenture limits the right of the Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if the Indenture has been qualified under the Trust Indenture Act) or resign.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuer or any Guarantor, as such, shall have any liability for any obligations of the Issuer or any Guarantor (other than the Issuer in respect of the Notes and each Guarantor in respect of its Guarantee) under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Governing Law; Jury Trial Waiver

The Indenture, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York. The Indenture will provide that any legal suit, action or proceeding arising out of or based upon the Indenture or the transactions contemplated thereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York, and each party to the Indenture will submit to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. The Indenture will provide that the Issuer, the Guarantors and the Trustee, and each holder of a Note by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the Indenture, the Notes, the Guarantees, or any transaction contemplated thereby.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all defined terms used therein.

“2024 Unsecured Notes” means the 10.500% Senior Notes of Western Digital due 2024 (including any exchange notes issued in exchange for the 10.500% Senior Notes of Western Digital due 2024 originally issued on the Existing Notes Issue Date).

“2023 Secured Notes” means the 7.375% Senior Secured Notes of Western Digital due 2023.

“Acquisition Transaction” means:

(1)	an acquisition by the Issuer or a Subsidiary of a business or of assets constituting a business unit, line of business or business division of another Person, from a Person other than the Issuer or its Subsidiaries that will be owned and operated by the Issuer and its Subsidiaries,

(2)	an acquisition of Capital Stock of a Person that becomes a Subsidiary as a result of such acquisition,

(3)	an acquisition of Capital Stock of a Subsidiary that constitutes an increase in the aggregate percentage of the Capital Stock of such Subsidiary owned collectively by the Issuer and its Subsidiaries, and

(4)	a merger, amalgamation or consolidation of the Issuer or a Subsidiary with or into a Person that is not the Issuer or a Subsidiary, in which the Issuer or a Subsidiary is the surviving company or which results in the surviving company becoming a Subsidiary of the Issuer or a successor entity.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/ Leaseback Transaction (including any period for which such lease has been extended) (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Board of Directors” means the Board of Directors of the Issuer or any committee thereof duly authorized to act on behalf of such Board of Directors, unless otherwise noted.

“Business Day” means each day other than a Saturday, Sunday or a day on which the Trustee or commercial banking institutions are authorized or required by law to close in New York City or place of payment on the Notes.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty; provided that, notwithstanding the foregoing, in no event will any lease that would have been categorized as an operating lease as determined with GAAP as of April 13, 2016 be considered a capital lease (whether or not such lease was in effect on such date) regardless of any change in GAAP following April 13, 2016 that would otherwise require such obligations to be recharacterized (on a prospective or retroactive basis or otherwise) as a capital lease. For purposes of the covenant described under “ —Certain Covenants—Limitation on Liens,” a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible or exchangeable into such equity.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Charges” means any charge, expense, cost, accrual or reserve of any kind.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the common shares or other equivalents or interests in (however designated) equity of the Issuer or any direct or indirect parent company.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Issuer and its Subsidiaries calculated on a consolidated basis in accordance with GAAP (other than non-cash interest expense attributable to convertible indebtedness under Accounting Practices Bulletin 14-1 or any successor provision and amortization of debt issuance costs), plus, to the extent not included in such total interest expense, and to the extent incurred by the Issuer or its Subsidiaries, without duplication:

(1)	interest expense attributable to Capital Lease Obligations, the interest portion of rent expense associated with Attributable Debt in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP, and the interest component of any deferred payment obligations;

(2)	amortization of debt discount (including the amortization of original issue discount resulting from the issuance of indebtedness at less than par); provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

(3)	capitalized interest;

(4)	non-cash interest expense; provided, however, that any non-cash interest expense or income attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP shall be excluded from the calculation of Consolidated Interest Expense);

(5)	commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(6)	net cash payments pursuant to Hedging Obligations;

(7)	the product of (a) all dividends accrued in respect of all Disqualified Stock of the Issuer and all preferred stock of any Subsidiary, in each case, held by Persons other than the Issuer or a Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Issuer), times (b) a fraction of the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Disqualified Stock or preferred stock (expressed as a decimal) for such period (as estimated by the chief financial officer of the Issuer in good faith); and

(8)	solely to the extent it would be included in the total interest expense of the Issuer calculated on a consolidated basis in accordance with GAAP, interest accruing on any indebtedness of any other Person to the extent such indebtedness is guaranteed by (or secured by a Lien on the assets of) the Issuer or any Subsidiary.

“Consolidated Net Income” means, for any period, the net income (loss) attributable to the Issuer and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication, (a) the cumulative effect of a change in accounting principles during such period to the extent included in net income (loss), (b) accruals and reserves that are established or adjusted as a result of the Transactions in accordance with GAAP or changes as a result of the adoption or modification of accounting policies during such period, (c) the income (or loss) of any Person in which any other Person has an ownership interest other than a Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Issuer or any of its Subsidiaries by such Person during such period, (d) the income of any Subsidiary of the Issuer (other than any Guarantor) to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is subject to an absolute prohibition during such period by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary (other than any prohibition that has been waived or otherwise released), except to the extent of the amount of dividends or other distributions actually paid by such Subsidiary to the Issuer or any other Subsidiary that is not subject to such prohibitions, (e) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Issuer or is merged into or consolidated with the Issuer or any of its Subsidiaries or that Person’s assets are acquired by the Issuer or any of its Subsidiaries (except as provided in the pro forma adjustment provisions set forth in the definition of “Consolidated Priority Debt Ratio”), (f) after tax gains or Charges (less all fees and expenses chargeable thereto) attributable to any asset dispositions outside the ordinary course of business (including asset retirement costs) or of returned surplus assets of any employee benefit plan, (g) any net gains or Charges with respect to (i) disposed, abandoned, divested and/or discontinued assets, properties or operations (other than assets, properties or operations pending the disposal, abandonment, divestiture and/or termination thereof) and (ii) facilities that have been closed during such period, (h) any net income or loss (less all fees and expenses or Charges related thereto) attributable to the early extinguishment of indebtedness, Hedging Obligations or other derivative instruments and (i) any write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of indebtedness, (j) any impairment Charge or asset write-off or write-down, or asset write-up, related to intangible assets (including goodwill), long-lived assets and Investments in debt and equity securities, (k) Non-Cash Compensation Expenses, (l) any unrealized gains and losses from Hedging Obligations or from the application of Accounting Standards Codification Topic 815, Derivatives and Hedging, or any comparable regulation, (m) adjustments attributable to the application of recapitalization or acquisition accounting in relation to any consummated Acquisition Transaction, (n) any Charges (other than depreciation or amortization expense) related to any equity offering, investment, acquisition, disposition, recapitalization or the incurrence or repayment of indebtedness (including a refinancing or amendment, waiver or other modification thereof) (whether or not successful), (o) (A) extraordinary Charges and (B) unusual or nonrecurring Charges, (p) all cash and Non-Cash Charges and expenses incurred before the Issue Date with respect to the Seagate Arbitration to the extent that the aggregate amount of all such Charges and expenses do not exceed $32 million, (q) transaction fees, costs and expenses incurred to the extent reimbursable by third parties pursuant to indemnification provisions or insurance; provided that the Issuer in good faith expects to receive reimbursement for such fees, costs and expenses within the next four (4) fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such reimbursement amounts shall be deducted in calculating Consolidated Net Income at the end of such four fiscal quarter period), (r) casualty or business interruption insurance in an amount representing the losses for the applicable period that such proceeds are intended to replace (whether or not yet received so long as the Issuer in good faith expects to receive the same within the next four (4) fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such proceeds shall be deducted in calculating Consolidated Net Income for such fiscal quarters in the future)) and (s) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

“Consolidated Priority Debt” means, as of any date of determination, an aggregate amount equal to (without duplication) (x) the aggregate principal amount of Debt as of such date that is then secured by Liens on Property of the Issuer or any Subsidiary (including all Attributable Debt) plus (y) all outstanding Non-Guarantor Subsidiary Debt as of such date; provided that the following shall be excluded from calculating such aggregate amount: (i) any Debt (or any guarantee thereof) secured by Liens described in clauses (5) and (9)(x) of the second paragraph under the heading “—Limitation on Liens” and (ii) any Non-Guarantor Subsidiary Debt described in clause (5) of the second paragraph under “— Limitation on Non-Guarantor Subsidiary Debt”.

“Consolidated Priority Debt Ratio” means, as of any date of determination the ratio of (a) Consolidated Priority Debt to (b) the aggregate amount of EBITDA for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available; provided, however, that:

(1)	if the Issuer or any Subsidiary has incurred any Debt since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Priority Debt Ratio is an incurrence of Debt, or both, EBITDA and Consolidated Priority Debt for such period shall be calculated after giving effect on a pro forma basis to such Debt as if such Debt had been incurred on the first day of such period;

(2)	if the Issuer or any Subsidiary has repaid, repurchased, redeemed, defeased or otherwise discharged any Debt since the beginning of such period or if any Debt is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Debt incurred under any revolving credit facility unless such indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Priority Debt Ratio, EBITDA and Consolidated Priority Debt for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Issuer or such Subsidiary had not earned the interest income actually earned during such period in respect of cash or cash equivalents used to repay, repurchase, defease or otherwise discharge such Debt;

(3)	if since the beginning of such period the Issuer or any Subsidiary shall have made any asset disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such asset disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period;

(4)	if since the beginning of such period the Issuer or any Subsidiary (by merger or otherwise) shall have made an investment in any Subsidiary (or any Person which becomes a Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Priority Debt for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any Debt) as if such investment or acquisition had occurred on the first day of such period;

(5)	if since the beginning of such period any Person (that subsequently became a Subsidiary or was merged with or into the Issuer or any Subsidiary since the beginning of such period) shall have made any asset disposition, any investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Issuer or a Subsidiary during such period, EBITDA and Consolidated Priority Debt for such period shall be calculated after giving pro forma effect thereto as if such asset disposition, investment or acquisition had occurred on the first day of such period; and

(6)	for purposes of calculating the amount under clause (a)(1) above on any date of determination, amounts of revolving credit indebtedness committed pursuant to the Credit Agreement or any Credit Facility that may be incurred by the Issuer or its Subsidiaries and which, upon incurrence, will be secured by a Lien, may at the Issuer’s election (as evidenced by an Officer’s Certificate) be deemed to be outstanding at all times and subsequent borrowings, reborrowings, renewals, replacements and extensions of such revolving credit indebtedness, up to such maximum committed amount, shall not be deemed additional incurrences of Debt requiring calculations under this definition (but subsequent incremental borrowings in connection with increases in such maximum committed amount shall require calculations under this definition or shall otherwise comply with the covenant described under “—Certain Covenants—Limitation on Liens”).

For purposes of this definition, whenever pro forma effect is to be given to an Acquisition Transaction or disposition of assets, the amount of income, earnings or EBITDA relating thereto and the amount of Consolidated Priority Debt incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Issuer. If any indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Debt is incurred under a revolving credit facility and is being given pro forma effect, the interest on such Debt shall be calculated based on the average daily balance of such Debt for the four fiscal quarters subject to the pro forma calculation to the extent that such Debt was incurred solely for working capital purposes.

“Credit Agreement” means that certain Credit Agreement dated as of April 13, 2016 (as further amended, amended and restated, supplemented or otherwise modified from time to time), among the Issuer, the guarantors and lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith and any agreement (and related document) governing Debt incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under the Credit Agreement or a successor Credit Agreement.

“Credit Facilities” means (a) one or more debt facilities (including the Credit Agreement or any other credit facility), commercial paper facilities, securities purchase agreements, indentures, fiscal agency agreements, any letter of credit facility or similar agreements or any other financing agreement or arrangement, in each case, with agents, banks or other lenders, investors, trustees or fiscal agents providing for revolving loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) letters of credit, the issuance of securities or other long-term indebtedness, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and (b), any amendments, restatements, replacements (whether upon or after termination or otherwise), refinancings, refundings, supplements, modifications, extensions, renewals or other modifications thereof (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, including any one or more of the foregoing that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof (provided that any such increase in borrowings or issuances is permitted under “Certain Covenants—Limitation on Liens”) or that add additional borrowers or guarantors thereunder, and whether with the same or any other agent, trustee, fiscal agent, lender, investor, holder or group of agents, trustees, fiscal agents, lenders, investors or holders.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Debt” means any indebtedness for borrowed money. For the avoidance of doubt, Debt only includes indebtedness for the repayment of money borrowed, and does not include any other kind of indebtedness or obligation notwithstanding that such other indebtedness or obligation may be evidenced by a note, bond, debenture or other similar instrument, may be in the nature of a financing transaction, or may be an obligation that under GAAP is classified as “debt” or another type of liability, whether required to be reflected on the balance sheet of the obligor or otherwise. Notwithstanding the foregoing, the term “Debt” excludes any indebtedness of the Issuer or any of Issuer’s Subsidiaries owing to the Issuer or a Subsidiary of Issuer.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1)	matures (excluding any maturities as a result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable at the option of the holder for indebtedness or Disqualified Stock; or

(3)	is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the day that is 91 days after the earlier of the Stated Maturity of the Notes or the date the Notes are no longer outstanding; provided, however, that (x) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable prior to such date will be deemed to be Disqualified Stock and (y) if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy obligations as a result of such employee’s death or disability; provided, further, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of a “change of control” occurring on or prior to 91 days after the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

(1)	the “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under “—Change of Control Triggering Event”; and

(2)	any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

“EBITDA” means, for any period, the Consolidated Net Income for such period, plus

(a)	without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income (other than in the case of clause (vii) below), the sum of the following amounts for such period:

(i)	Consolidated Interest Expense;

(ii)	provision for taxes based on income, profits or capital, including federal, foreign, state, franchise, excise and similar taxes paid or accrued during such period (including in respect of repatriated funds);

(iii)	depreciation and amortization, including amortization of intangible assets established through purchase accounting and amortization of deferred financing fees or costs;

(iv)	Non-Cash Charges;

(v)	Charges attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions and other restructuring, integration or transformational Charges (including inventory optimization expenses, business optimization expenses, transaction costs and costs related to the opening, closure, consolidation or separation of facilities and curtailments, costs related to entry into new markets, consulting fees, recruiter fees, signing costs, retention or completion bonuses, transition costs, relocation costs, severance payments, and modifications to pension and post-retirement employee benefit plans); provided that amounts added back pursuant to this clause (v), together with any amounts added back pursuant to clause (vii) below and the amount of any Pro Forma Adjustment to EBITDA for such period, shall not exceed the greater of $500 million and 15% of EBITDA for such period (calculated prior to giving effect to any such add-back); provided further that Charges relating to the Transactions and up to $800 million of the foregoing in connection with the MOFCOM Restructuring, in each case, added back to EBITDA pursuant to this clause (v) for any period ending on or prior to the 24th month following the Existing Notes Issue Date shall not be subject to the caps in the preceding proviso;

(vi)	the amount of any minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary;

(vii)

expected cost savings, operating expense reductions, restructuring Charges and expenses and synergies (net of the amount of actual amounts realized) reasonably identifiable and factually supportable and reasonably anticipated to be realized within 18 months of the date thereof (in the good faith determination of the Issuer) related to permitted asset sales, acquisitions, investments, dispositions, operating improvements, restructurings, cost savings initiatives and certain other similar initiatives conducted after the Existing Notes Issue Date; provided that amounts added back pursuant to this clause (vii), together with any amounts added back pursuant to clause (v) above and the amount of any Pro Forma Adjustment to EBITDA for such period, shall not exceed the greater of $500 million and 15% of EBITDA for such period (calculated prior to giving effect to any such add-back); provided further that any of the foregoing in connection with (A) the SanDisk Transactions and (B) up to $650 million of the foregoing in connection with the MOFCOM Restructuring, in each case, added back to EBITDA pursuant to this clause (vii) for any period ending on or prior to the 24th month following the Existing Notes Issue Date shall not be subject to the caps in the preceding proviso; and

(viii)	earn-out obligations incurred in connection with any acquisition or other investment and paid or accrued during the applicable period; less

(b)	without duplication and to the extent included in arriving at such Consolidated Net Income, non-cash gains for such period (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period); provided, in each case, that, if any non-cash gain represents an accrual or asset for future cash items in any future period, the cash payment in respect thereof shall in such future period be added to EBITDA for such period to the extent excluded from EBITDA in any prior period,

(c)	increased or decreased by (without duplication):

(i)	any net gain or loss resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic 815 and International Accounting Standards No. 39 and their respective related pronouncements and interpretations; plus or minus, as applicable;

(ii)	any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk); and

(iii)	any adjustments resulting from the application of Accounting Standards Codification Topic 460, Guarantees, or any comparable regulation;

in each case, as determined on a consolidated basis for the Issuer and its Subsidiaries in accordance with GAAP.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiary” means any Subsidiary of the Issuer that is a bankruptcy remote special purpose vehicle that exists solely to facilitate a Permitted Receivables Financing.

“Existing Notes” means the 2023 Secured Notes and the 2024 Unsecured Notes.

“Existing Notes Issue Date” means April 13, 2016.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time. Notwithstanding the foregoing, (i) the Issuer shall be permitted to treat any agreement or arrangement, which would be accounted for on the Existing Notes Issue Date as an operating lease under GAAP, whether existing on the Existing Notes Issue Date or entered into thereafter, under the standards applicable to operating leases under GAAP as in effect on the Existing Notes Issue Date and (ii) all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions, covenants and calculations for purposes of the Indenture (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as a capital lease in any financial statements delivered under the Indenture.

“Government Securities” means securities that are (1) direct obligations of the United States for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depositary receipt.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank), in each case whether associated with a state or locality of the United States or the United States.

“Guarantee” means a guarantee by a Guarantor of the Issuer’s obligations with respect to the Notes.

“Guarantor” means each Subsidiary of the Issuer that executes the Indenture as a guarantor on the Issue Date and each other Subsidiary of the Issuer, that thereafter executes a supplemental indenture providing its Guarantee pursuant to the terms of the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“holder” or “noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) and BBB— (or the equivalent) by Moody’s Investors Service, Inc. (or any successor to the rating agency business thereof) and S&P (or any successor to the rating agency business thereof), respectively.

“Investment” means any purchase, holding or acquisition (including pursuant to any merger or amalgamation with any Person that was not a wholly owned Subsidiary prior to such merger or amalgamation) of any equity interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, loans or advances to, guarantees of any obligations of, or any investment or any other interest in, any other Person, or the purchase or other acquisition (in one transaction or a series of transactions) of any assets of any other Person constituting a business unit.

“Issue Date” means February 13, 2018, the original date of issuance of the Notes.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided, however, that in no event shall an operating lease be deemed to constitute a Lien. For the avoidance of doubt, the grant by any Person of a non-exclusive license to use intellectual property owned by, licensed to, or developed by such Person and such license activity shall not constitute a grant by such Person of a Lien on such intellectual property.

“Material Capital Markets Debt” means (i) any Debt consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act, (b) a private placement to institutional investors that is resold in accordance with Rule 144A or Regulation S of the Securities Act, or (c) a placement to institutional investors, in each case in aggregate principal amount of $100 million or more, and (ii) the Existing Notes. The term “Material Capital Markets Debt” shall not include any Debt under commercial bank facilities or similar Debt or any other type of Debt incurred in a manner not customarily viewed as a “securities offering.”

“MOFCOM Restructuring” means the sale, transfer or other disposition (i) of any assets required by any antitrust authority or other regulatory authority in connection with the SanDisk Acquisition or (ii) that are part of any intercompany restructuring in connection with requirements imposed by the Ministry of Commerce of the People Republic of China within 24 months of the Existing Notes Issue Date.

“Non-Cash Charges” means (a) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets and Investments in debt and equity securities pursuant to GAAP, (b) all non-cash losses from investments recorded using the equity method, (c) all Non-Cash Compensation Expenses, (d) the non-cash impact of purchase or recapitalization accounting and (e) all other non-cash charges (provided that, in each case, if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, limited liability company or partnership interest-based awards and similar incentive-based compensation awards or arrangements.

“Officer” means the chairman of the Board of Directors, the chief executive officer, the president, the chief financial officer, any executive vice president, senior vice president or vice president, the treasurer or any assistant treasurer or the secretary or any assistant secretary of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer.

“Opinion of Counsel” means a written opinion signed by legal counsel, who may be an employee of or counsel to the Issuer, or other counsel who is reasonably satisfactory to the Trustee.

“Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation or in connection with old age benefits, social security obligations, statutory obligations or other similar charges (and pledges and deposits made in respect of letters of credit, surety bonds, bank guarantees or similar instruments supporting such obligations), in connection with bids, tenders, contracts or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or pledges or deposits to secure the performance of bids, trade contracts, leases, surety or appeal bonds, performance bonds or similar instruments (and pledges and deposits made in respect of letters of credit, surety bonds, bank guarantees or similar instruments supporting such obligations) to which such Person is a party, or deposits as security for the payment of rent, in each case incurred in the ordinary course of business;

(2)

carriers’, warehousemen’s and mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, in each case for sums not overdue by more than 60 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any indebtedness and are not subject to restrictions on access by such Person in excess of those required by applicable banking regulations;

(3)	Liens for taxes not yet due and payable and Liens (or deposits as security) for taxes, which are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been provided for in accordance with GAAP;

(4)	Liens in favor of issuers of customs, stay, performance, bid, appeal or surety bonds, completion guarantees or letters of credit and other obligations of a like nature issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)	Liens securing Hedging Obligations;

(7)	Liens incurred to secure cash management services in the ordinary course of business;

(8)	Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(9)	Liens on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Issuer or any Subsidiary in connection with any letter of intent or purchase agreement in connection with a transaction permitted under the Indenture;

(10)	Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by such Person in the ordinary course of business or consignments entered into in connection with any transaction otherwise permitted under the Indenture;

(11)	interests or title of, or Lien securing interests of, a lessor, sublessor, licensor or sublicensor under a lease (other than a Capital Lease Obligation) entered into by the Issuer or any Subsidiary in the ordinary course of business;

(12)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods by any of the Subsidiaries in the ordinary course of business;

(13)	Liens arising under any Permitted Receivables Financing;

(14)	leases, licenses, subleases or sublicenses, including non-exclusive software licenses, granted to others in the ordinary course of business that do not interfere in any material respect with the business of the Issuer and the Subsidiaries, taken as a whole, or secure any indebtedness;

(15)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; encumbrances or restrictions set forth in the organizational documents (or any related joint venture, shareholders’ or similar agreement) of any non-wholly owned Subsidiary or any Person that is not a Subsidiary in respect of their respective Capital Stock;

(16)	ground leases or subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Issuer or any of its Subsidiaries are located;

(17)	licenses, sublicenses, covenants not to sue or other grants of rights to intellectual property rights granted (i) in the ordinary course of business or (ii) in the reasonable business judgment of the Issuer or the Subsidiaries in the conduct of its business (including in the settlement of litigation or entering into cross-licenses);

(18)	any zoning, building or similar law or right reserved to, or vested in, any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary course of conduct of the business of the Issuer and its Subsidiaries, taken as a whole; and

(19)	Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right to set off), which are within the general parameters customary in the banking industry;

(20)	Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of indebtedness, (ii) relating to pooled deposit, automatic clearing house or sweep accounts of the Issuer or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Subsidiaries, (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any Subsidiary in the ordinary course of business or (iv) relating to the credit cards and credit accounts of the Issuer or any of its Subsidiaries in the ordinary course of business; and

(21)	Liens on specific items of inventory or other goods and the proceeds thereof of any Person securing such Person’s obligations under any agreement to facilitate the purchase, shipment or storage of such inventory or other goods, and pledges or deposits in the ordinary course of business securing inventory purchases from vendors.

“Permitted Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any Subsidiary pursuant to which it sells, conveys or contributes to capital or otherwise transfers (which sale, conveyance, contribution to capital or transfer may include or be supported by the grant of a security interest in) Receivables or interests therein and all collateral securing such Receivables, all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such Receivables, any guarantees, indemnities, warranties or other obligations in respect of such Receivables, any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to such Receivables and any collections or proceeds of any of the foregoing (collectively, the “Related Assets”), all of which such sales, conveyances, contributions to capital or transfers shall be made by the transferor for fair value as reasonably determined by the Issuer (calculated in a manner typical for such transactions including a fair market discount from the face value of such Receivables) (a) to a trust, partnership, corporation or other Person (other than the Issuer or any Subsidiary (other than any Receivables Financing Subsidiary)), which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of Debt, fractional undivided interests or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Receivables and Related Assets or interests in such Receivables and Related Assets, or (b) directly to one or more investors or other purchasers (other than the Issuer or any Subsidiary), it being understood that a Permitted Receivables Financing may involve (i) one or more sequential transfers or pledges of the same Receivables and Related Assets, or interests therein (such as a sale, conveyance or other transfer to any Receivables Financing Subsidiary followed by a pledge of the transferred Receivables and Related Assets to secure Debt incurred by the Receivables Financing Subsidiary), and all such transfers, pledges and Debt incurrences shall be part of and constitute a single Permitted Receivables Financing, and (ii) periodic transfers or pledges of Receivables and/or revolving transactions in which new Receivables and Related Assets, or interests therein, are transferred or pledged upon collection of previously transferred or pledged Receivables and Related Assets, or interests therein, provided that any such transactions shall provide for recourse to such

Subsidiary (other than any Receivables Financing Subsidiary) or the Issuer (as applicable) only in respect of the cash flows in respect of such Receivables and Related Assets and to the extent of breaches of representations and warranties relating to the Receivables, dilution of the Receivables, customary indemnities and other customary securitization undertakings in the jurisdiction relevant to such transactions.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Pro Forma Adjustment” means, for any period with respect to any Acquisition Transaction or asset disposition, the pro forma increase in EBITDA projected by the Issuer in good faith based on the Issuer’s reasonable assumptions that are reasonably identifiable and factually supportable cost savings, operating expense reductions and synergies to be achieved as a result thereof, within 18 months of the date of such Acquisition Transaction or asset disposition so long as the actions necessary to achieve such cost savings, operating expense reductions or synergies have been taken or are reasonably expected to be taken within twelve months of such Acquisition Transaction or asset disposition. Any such pro forma increase to EBITDA shall be without duplication for cost savings, operating expense reductions or synergies already included in EBITDA for such period. Notwithstanding the foregoing, any Pro Forma Adjustment to EBITDA for any period, together with any amounts added back pursuant to clauses (v) and (vii) of the definition of “EBITDA” for such period, shall not exceed the greater of $500 million and 15% of EBITDA for such period (calculated prior to such add-back).

“Property” means any property or asset, whether real, personal or mixed, including current assets owned on the Issue Date or thereafter acquired by the Issuer or any Subsidiary of the Issuer, but excluding deposit or other control accounts and any property or asset that the Board of Directors by resolution determines in good faith (taking into account, among other things, the materiality of such property to the business, financial condition and earnings of the Issuer and its Subsidiaries taken as a whole) not to be material to the business of the Issuer and its Subsidiaries, taken as a whole.

“Rating Agencies” means S&P and Moody’s Investors Service, Inc. or any successor to the respective rating agency business thereof.

“Rating Event” means (1) the ratings of the Notes are lowered by each of the Rating Agencies and (2) the Notes are rated below the rating by such Rating Agency in effect immediately preceding the first public announcement of the Change of Control (or occurrence thereof if such Change of Control occurs prior to or concurrently with a public announcement) and are rated below an Investment Grade Rating by each of the Rating Agencies on any day during the period (which period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) that (1) commences on the earlier of (x) the date of the first public announcement of the occurrence of a Change of Control or the intention of the Issuer to effect a Change of Control and (y) the occurrence of such Change of Control and (2) ends 60 days following the consummation of such Change of Control.

Notwithstanding the foregoing, a Ratings Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Ratings Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Issuer that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Ratings Event). The Trustee shall not have any obligation to monitor the occurrence or dates of any Rating Event and may rely conclusively on such

Officer’s Certificate related to such Change of Control Triggering Event. The Trustee shall not have any obligation to notify the holders of the occurrence or dates of any Rating Event.

“Receivables” means accounts receivable (including all rights to payment created by or arising from the sale of goods, leases of goods or the rendition of services, no matter how evidenced (including in the form of a chattel paper)).

“Receivables Financing Subsidiary” means any wholly owned Subsidiary of the Issuer formed solely for the purpose of, and that engages only in, one or more Permitted Receivables Financings.

“Refinance” means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Debt in exchange or replacement for, such Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

“S&P” means Standard & Poor’s Ratings Services or any successor to the rating agency business thereof.

“Seagate Arbitration” means the arbitration between the Issuer and Seagate Technology, LLC and related matters based on the actions initially filed by Seagate Technology, LLC on October 4, 2006.

“Sale/Leaseback Transaction” means an arrangement relating to a Property owned by the Issuer or a Subsidiary of the Issuer on the Issue Date or thereafter acquired by the Issuer or a Subsidiary of the Issuer whereby the Issuer or a Subsidiary of the Issuer transfers such property to a Person and the Issuer or the Subsidiary of the Issuer leases it from such Person.

“SanDisk Acquisition” means the acquisition of SanDisk Corporation by Western Digital pursuant to the Agreement and Plan of Merger dated as of October 21, 2015.

“SanDisk Transactions” means (i) the SanDisk Acquisition, (ii) the entry into the Credit Agreement, (iii) the issuance of the Existing Notes and (iv) the payment of all fees and expenses related thereto.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary of the Issuer that would be a “significant subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1)	such Person;

(2)	such Person and one or more Subsidiaries of such Person; or

(3)	one or more Subsidiaries of such Person.

“Transactions” means the offering of the Notes, the Convertible Notes Offering (as defined in this prospectus), the TLA Increase (as defined in this prospectus), extension of the Revolving Credit Facility and amendments to the Credit Agreement, the 2024 Tender Offer (as defined in this prospectus) and the payment of all fees and expenses related thereto.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or the controlling managing member or general partner, as applicable).

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of material U.S. federal income tax considerations of the purchase, ownership and disposition of the notes. The summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change (possibly with retroactive effect). The discussion does not deal with special classes of investors, such as dealers in securities or currencies, traders in securities electing to mark to market, banks, financial institutions, insurance companies, tax-exempt entities, entities classified as partnerships and the partners therein, persons holding notes as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction, U.S. Holders (as defined herein) who hold the notes through non-U.S. brokers or other non-U.S. intermediaries, persons subject to the alternative minimum tax, U.S. expatriates, nonresident alien individuals present in the United States for more than 182 days in a taxable year, or U.S. Holders that have a functional currency other than the U.S. dollar. This summary addresses only holders that purchase the notes upon their original issue from the initial purchaser at the issue price (the first price at which a substantial amount of the notes is sold for money to the public, not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and that hold the notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This summary does not address any U.S. taxes other than U.S. federal income taxes (such as estate or gift taxes), the tax on net investment income, or any state, local or foreign tax laws. Prospective investors should consult their tax advisors as to the particular tax consequences to them of purchasing, holding and disposing of the notes. As used in this offering memorandum, the term U.S. Holder means a beneficial owner of notes (a “Holder”) that is, for U.S. federal income tax purposes, an individual who is a citizen or resident of the United States, a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia, or any other person that is subject to U.S. federal income tax on a net income basis in respect of the notes. A non-U.S. person whose income in respect of the Notes is effectively connected with its conduct of a trade or business in the United States is a U.S. Holder. Such persons should consult their own tax advisors regarding the U.S. federal income tax consequences (including the potential application of the branch profits tax) of the purchase, ownership and disposition of the notes. A “Non-U.S. Holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes, an individual, corporation, estate, or trust that is not a U.S. Holder.

Under recently enacted legislation, U.S. Holders that use an accrual method of accounting for tax purposes generally will be required to include certain amounts in income no later than the time such amounts are reflected on certain financial statements. The application of this rule thus may require the accrual of income earlier than would be the case under the general tax rules described below, although the precise application of this rule is unclear at this time. This rule is effective for tax years beginning after December 31, 2017 or, for debt instruments issued with original issue discount, for tax years beginning after December 31, 2018. U.S. Holders that use an accrual method of accounting should consult with their tax advisors regarding the potential applicability of this legislation to their particular situation.

U.S. Holders

Payments of Stated Interest

Stated interest on a note will generally be taxable to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. It is expected that the notes will not be issued with more than a de minimis amount of original issue discount (“OID”). If, contrary to expectations, the stated principal amount of the notes exceeds their issue price by more than a statutorily defined de minimis amount, the notes will be treated as issued with OID in an amount equal to such excess, and a U.S. Holder generally will be required to include OID in gross income, as ordinary income, as it accrues under a “constant-yield method” before the receipt of cash attributable to such OID, regardless of the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. The remainder of this discussion assumes that the notes will not be treated as issued with more than a de minimis amount of OID.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition

Upon the sale, exchange, redemption or retirement of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount received for the note (less any accrued interest, which will be taxable as such) and the U.S. Holders’ adjusted tax basis in the note. A U.S. Holder’s adjusted basis in a note generally will be the U.S. Holder’s cost therefor. Any such gain or loss will generally constitute capital gain or loss and will be long-term capital gain or loss if such note was held for more than one year. Long-term capital gains of non-corporate holders are generally eligible for reduced rates of taxation, and the deductibility of capital losses is subject to certain limitations.

Non-U.S. Holders

If you are a Non-U.S. Holder, except as otherwise indicated below under “FATCA” or “Information Reporting and Backup Withholding,” under the portfolio interest exemption you will not be subject to U.S. federal withholding tax on payments of interest on the notes, provided that you (a) do not actually or constructively own 10% or more of the combined voting power of all classes of our stock that are entitled to vote, (b) are not a controlled foreign corporation related to us through actual or constructive equity ownership, and (c) have provided an applicable IRS Form W-8 to the applicable withholding agent, properly completed and signed under penalties of perjury, establishing your status as a Non-U.S. Holder. If any of the foregoing requirements is not met, payments of interest on a note generally will be subject to U.S. federal withholding tax at a 30% rate (or lower applicable treaty rate). Furthermore, except as otherwise indicated below under “FATCA” or “Information Reporting and Backup Withholding,” you generally will not be subject to U.S. federal income tax or withholding tax on gain realized on the sale, redemption, retirement or other taxable disposition of the notes.

FATCA

Under the U.S. tax rules known as the Foreign Account Tax Compliance Act (“FATCA”), a holder of notes will generally be subject to 30% U.S. withholding tax on interest payments on the notes (and, starting on January 1, 2019, principal payments on the notes and gross proceeds from the sale or other taxable disposition of the notes) if the holder is not FATCA compliant, or holds its notes through a foreign financial institution that is not FATCA compliant. In order to be treated as FATCA compliant, a holder must provide to the applicable withholding agent certain documentation (usually an IRS Form W-8BEN or W-8BEN-E) containing information about its identity, its FATCA status, and if required, its direct and indirect U.S. owners. For a foreign financial institution to be FATCA compliant, it generally must enter into an agreement with the U.S. government to report, on an annual basis, certain information regarding accounts with or interests in the institution held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons, or must satisfy similar requirements under an intergovernmental agreement between the United States and another country (an “IGA”). These requirements may be modified by the adoption or implementation of a particular IGA or by future U.S. Treasury Regulations. If any taxes are required to be deducted or withheld from any payments in respect of the notes as a result of a beneficial owner or intermediary’s failure to comply with the foregoing rules, no additional amounts will be paid on the notes as a result of the deduction or withholding of such tax.

Documentation that holders provide in order to be treated as FATCA compliant may be reported to the IRS and other tax authorities, including information about a holder’s identity, its FATCA status, and if applicable, its direct and indirect U.S. owners. You should consult your own tax advisers about how information reporting and the possible imposition of withholding tax under FATCA may apply to your investment in the notes.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments on the notes made to, and the proceeds of dispositions of notes effected by, certain U.S. Holders. In addition, certain U.S. Holders may be subject to backup withholding in respect of such amounts if they do not provide their taxpayer identification numbers to the person from whom they receive payments. Non-U.S. Holders may be required to comply with applicable certification procedures to establish that they are not U.S. Holders in order to avoid the application of such information reporting requirements and backup withholding. The amount of any backup withholding from a payment to a U.S. Holder or a Non-U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC are acting as representatives (together, the “Representatives”) of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriters	Principal amount of notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$526,425,000
J.P. Morgan Securities LLC	526,425,000
Mizuho Securities USA LLC	286,609,000
RBC Capital Markets, LLC	286,609,000
Wells Fargo Securities, LLC	286,609,000
Citigroup Global Markets Inc.	50,303,000
HSBC Securities (USA) Inc.	50,303,000
MUFG Securities Americas Inc.	50,303,000
SMBC Nikko Securities America, Inc.	50,303,000
SunTrust Robinson Humphrey, Inc.	50,303,000
TD Securities (USA) LLC	50,303,000
BBVA Securities Inc.	28,502,000
BNP Paribas Securities Corp.	28,502,000
Scotia Capital (USA) Inc.	28,501,000

Total	$2,300,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement, if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. The underwriters may offer and sell notes through certain of their affiliates.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (“Securities Act”), or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We expect that the delivery of the notes will be made against payment therefor on or about February 13, 2018, which will be the tenth business day following the date of pricing of the notes (such settlement cycle being herein referred to as “T+10”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, underwriters who wish to trade notes more than two business days prior to February 13, 2018 will be required, by virtue of the fact that the notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Underwriters of the notes who wish to trade the notes during such period should consult their advisors.

Commissions and Discounts

The Representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus. After the initial offering, the public offering price or any other term of the offering may be changed. The underwriters may offer and sell notes through certain of their respective affiliates.

The following table shows the underwriting discounts and commissions to be paid by us to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by us
Per note	0.6881%

The expenses of the offering, not including the underwriting discount, are estimated at $5,500,000 and are payable by us.

New Issues of Notes

The notes are new issues of securities with no established trading markets. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading markets for the notes or that active public markets for the notes will develop. If active public trading markets for the notes do not develop, the market prices and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No Sales of Similar Securities

In the underwriting agreement, we have agreed that we will not offer or sell any of our debt securities (other than the notes offered pursuant to this prospectus) for a period of 60 days after the date of this prospectus without the prior consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC.

Short Positions

In connection with the offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, one of the Representatives of this offering, serves as the administrative agent and collateral agent, and certain of the underwriters and/or their respective affiliates serve as a lead arrangers, joint bookrunners, co-syndication agents and/or lenders, in each case, under our senior credit facilities and have received, and may in the future receive, customary fees for such roles. In addition, the net proceeds of this offering are being used to redeem a portion of our 2024 Unsecured Notes. Certain of the underwriters and/or their respective affiliates are holders of the 2024 Unsecured Notes and, as a result, will receive a pro rata portion of such net proceeds from this offering used in connection with such redemption of the 2024 Unsecured Notes. On November 29, 2017, we increased the size of the Revolving Credit Facility, for which certain of the underwriters and/or certain of their respective affiliates provided a portion of the commitment for such increase. In addition, certain of the underwriters are also serving as initial purchasers under the concurrent Convertible Notes Offering. As a result of both of these roles, such underwriters and/or such affiliates have received, or may in the future, receive customary fees and commissions for such transactions. Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC are also each acting as dealer-managers in connection with the 2024 Tender Offer and as a result, will be receiving customary fees for such role. In addition, concurrently with this offering, we expect to repurchase shares of our common stock in privately negotiated transactions effected with or through J.P. Morgan Securities LLC, one of the Representatives of this offering, and, as a result, J.P. Morgan Securities LLC may receive customary fees for such role.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

Notice of Prospective Investors in the European Economic Area

The notes not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II ; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus has been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. This prospectus is not a prospectus for the purposes of the Prospectus Directive.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of notes.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The notes to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.

The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring notes must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(1)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law;

(4)	as specified in Section 276(7) of the SFA; or

(5)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

NOTICE TO INVESTORS

Each purchaser of notes being offered pursuant to this prospectus that is (1) an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) a plan, individual retirement account (“IRA”) or other arrangement subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or (3) an entity deemed to hold “plan assets” of any such employee benefit plan or arrangement, by acceptance of any notes, will be deemed to have represented and warranted that a fiduciary acting on its behalf is causing it to purchase the notes and that such fiduciary:

a)	Is a bank, an insurance carrier, a registered investment adviser, a registered broker-dealer or an independent fiduciary with at least $50 million of assets under management or control (excluding, if the purchaser is an IRA, the owner or a relative of the owner of the IRA) as specified in 29 CFR Section 2510.3-21(c)(1)(i);

b)	Is independent (for purposes of 29 CFR Section 2510.3-21(c)(1)) of us, the guarantors, the underwriters and their respective affiliates (the “Transaction Parties”);

c)	Is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies, including the purchaser’s transactions with the Transaction Parties contemplated by this prospectus (the “Transactions”);

d)	Has been advised that none of the Transaction Parties has undertaken or will undertake to provide impartial investment advice, or has given or will give advice in a fiduciary capacity, in connection with the Transactions;

e)	Is a “fiduciary” under Section 3(21)(a) of ERISA or Section 4975(e)(3) of the Code, or both, as applicable, with respect to, and is responsible for exercising independent judgment in evaluating, the Transactions; and

f)	Understands and acknowledges the existence and nature of the underwriting discounts, commissions and fees, and any other related fees, compensation arrangements or financial interests, described in this prospectus; and understands, acknowledges and agrees that no such fee or other compensation is a fee or other compensation for the provision of investment advice, and that none of the Transaction Parties, nor any of their respective directors, officers, members, partners, employees, principals or agents has received or will receive a fee or other compensation from the purchaser or such fiduciary for the provision of investment advice (rather than other services) in connection with the Transactions.

LEGAL MATTERS

The legality of the notes offered hereby will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

The consolidated balance sheets of Western Digital Corporation and subsidiaries as of June 30, 2017 and July 1, 2016, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2017, and the related financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2017, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of SanDisk Corporation as of January 3, 2016 and December 28, 2014 and for each of the three years in the period ended January 3, 2016, have been incorporated by reference herein and have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION AND

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have filed a registration statement on Form S-3 with the SEC under the Securities Act with respect to the notes offered hereby. We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC, including the registration statement and the exhibits to the registration statement, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. These documents may also be accessed on our website at www.wdc.com. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website to be part of this prospectus.

This prospectus is part of the registration statement we filed with the SEC. We have incorporated exhibits into the registration statement. You should read the exhibits carefully for provisions that may be important to you.

The SEC allows us to “incorporate by reference” in this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede the information included or incorporated by reference in this prospectus. Western Digital’s SEC file number is 001-08703. We are incorporating by reference in this prospectus the documents listed below, which were previously filed by us with the SEC, in each case excluding any information deemed furnished and not filed in accordance with SEC rules:

•	our Annual Report on Form 10-K for the year ended June 30, 2017;

•	our Quarterly Report on Form 10-Q for the quarter ended September 29, 2017;

•	the portions of our Definitive Proxy Statement on Schedule 14A filed on September 18, 2017 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended June 30, 2017; and

•	our Current Reports on Form 8-K filed on November 3, 2017, November 8, 2017 (Items 1.01 and 2.03 and Exhibit 10.1 only), November 29, 2017 (Items 1.01 and 2.03 only), December 12, 2017 (Items 1.01 and 8.01 only), January 25, 2018 (Item 8.01 only) and Exhibits 99.1 and 99.2 of our Current Report on Form 8-K/A filed on July 25, 2016.

We also incorporate by reference any future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and until the offering of notes under this prospectus is terminated or completed, other than documents or information deemed furnished and not filed in accordance with SEC rules.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person and at no cost, a copy of any document incorporated by reference into this prospectus (or incorporated into the documents that this prospectus incorporates by reference), excluding all exhibits unless those exhibits are specifically incorporated by reference in such document. Requests can be made by writing to Investor Relations: Western Digital Corporation, 5601 Great Oaks Parkway, San Jose, California 95119, or by telephone request to (800) 695-6399.

Western Digital Corporation

$2,300,000,000 4.750% Senior Notes due 2026

P R O S P E C T U S

BofA Merrill Lynch

J.P. Morgan

Mizuho Securities

RBC Capital Markets

Wells Fargo Securities

Citigroup

HSBC

MUFG

SMBC Nikko

SunTrust Robinson Humphrey

TD Securities

BBVA

BNP PARIBAS

Scotiabank

January 30, 2018